UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

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April 1, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Time Warner Inc. on Friday, May 21, 2004, beginning at 10:00 am, local time, in the Steven J. Ross Theater at the Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522. A map with directions is on the back cover of the Proxy Statement. I look forward to greeting those of you who are able to attend.

This Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Annual Meeting, but also provides you with important information about your Company. As you will see, this year’s Proxy Statement includes, in some detail, a description of Time Warner’s corporate governance practices, which are designed to allocate rights and responsibilities among our stockholders, Board of Directors and management to best serve our stockholders. While many of our corporate governance practices have been in place for some time, a few are newly adopted in light of recent regulatory changes, and we thought that it would be helpful to include a more extensive discussion of corporate governance in this year’s Proxy Statement. In addition, the Proxy Statement includes information about (a) the members of the Board of Directors and the committees on which they serve as well as reports of two of those committees, (b) stock ownership by management and the Board, (c) how our executive officers and directors are compensated for performance and (d) how stockholders can communicate with us. While some of these descriptions are necessarily technical in order to comply with regulatory requirements, we have tried to make the discussion as understandable and informative as possible.

Please vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote FOR the proposals listed as items 1 and 2 in the Notice and AGAINST the stockholder proposals described in the enclosed Proxy Statement.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Meeting. After reading the enclosed Notice and Proxy Statement, please submit your proxy or voting instructions by telephone, over the Internet or by using a traditional proxy or instruction card. If you submit your proxy over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically via e-mail, and we encourage you to do so. If you choose to vote this year by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

All stockholders of record on March 23, 2004 are invited to attend the Annual Meeting. No ticket is required for admission. Because of security procedures, you will need to register in advance to gain admission to the Meeting. You can register by calling (866) 565-0922 or via the Internet at www.timewarner.com/registration2004 by Wednesday, May 19, 2004. If you are a holder of record and plan to attend the Meeting, you also can register by checking the appropriate box on your proxy card. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Studio on the day of the Meeting. Vehicles, packages and bags will be inspected, and bags may have to be checked, among other measures that may be employed to enhance the security of those attending the Meeting. These procedures may require additional time. Please plan accordingly. The Annual Meeting will be audiocast live on the Internet at www.timewarner.com/annualmeetingmaterials.

Sincerely,

Richard D. Parsons

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE, INTERNET OR MAIL.

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 21, 2004

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held:

Date:	Friday, May 21, 2004
Place:	Steven J. Ross Theater
Warner Bros. Studio
4000 Warner Boulevard
Burbank, California 91522 (see directions on back cover)
Time:	10:00 am, local time

for the following purposes:

1.	To elect 13 directors for a term of one year, and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm of Ernst & Young LLP as independent auditors of the Company for 2004;

3.	To consider and vote upon two stockholder proposals described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only holders of the Company’s common stock, preferred stock and series common stock at the close of business on March 23, 2004, the record date, are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

TIME WARNER INC.

PAUL F. WASHINGTON

Secretary

April 1, 2004

THE ANNUAL MEETING WILL START PROMPTLY AT 10:00 AM, LOCAL TIME. TO AVOID DISRUPTION, ADMISSION MAY BE LIMITED ONCE THE MEETING STARTS. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ANY STOCKHOLDER OF RECORD WHO IS PRESENT AT THE MEETING MAY VOTE IN PERSON INSTEAD OF BY PROXY, THEREBY CANCELLING ANY PREVIOUS PROXY. YOU MAY NOT APPOINT MORE THAN THREE PERSONS TO ACT AS YOUR PROXY AT THE MEETING.

YOU WILL NEED TO REGISTER IN ADVANCE TO BE ADMITTED TO THE MEETING.

REGISTER BY TELEPHONE: (866) 565-0922

REGISTER BY INTERNET: www.timewarner.com/registration2004

TIME WARNER INC.

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Friday, May 21, 2004, in the Steven J. Ross Theater at the Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about April 5, 2004 to stockholders entitled to vote at the Annual Meeting. For information about stockholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see “Voting at the Annual Meeting,” below.

Annual Repo rt

A copy of the Company’s Annual Report to Stockholders for the year 2003, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

Recommendations of the Board of Directors

The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2004; and AGAINST the stockholder proposals described in this Proxy Statement.

CORPORATE GOVERNANCE

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Company’s Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Company’s stockholders. Accordingly, the Company’s corporate governance practices are designed not just to satisfy regulatory requirements, but also to provide for effective oversight and management of the Company.

The Board of Directors has engaged in a regular process of reviewing its corporate governance practices, including comparing its practices with those recommended by various corporate governance authorities, the expectations of our stockholders, and the practices of other leading public companies. The Company also regularly reviews its practices in light of proposed and adopted laws and regulations, including the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission (“SEC”), and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Recent Developments

Even before corporate governance attained its current level of public attention, the Board devoted substantial attention to the subject. For example, nearly three years ago, the Nominating and Governance Committee of the Board, with the assistance of outside corporate governance advisors, began work on developing a Corporate Governance Policy, which the Board adopted in January 2002. The Corporate Governance Policy sets forth the basic “rules of the road” to guide how the Board and its committees operate. Similarly, before they became regulatory requirements, the Board of Directors began holding regular executive sessions without management present, conducted examinations of management’s and the Board’s performance, adopted a code of conduct for employees, and enacted a set of ethics guidelines specifically for outside directors. The Board of Directors has also revised the Company’s By-laws over time, to streamline the Company’s management and committee structure and to eliminate the Board’s super-majority voting requirements.

Since January 2003, the Board of Directors has continued to review and revise its corporate governance practices. For example, the Board updated its Corporate Governance Policy; revised the charter of its Audit and Finance Committee; adopted new charters for its Nominating and Governance Committee and Compensation and Human Development Committee; adopted a more detailed policy on director nominations (including nominations from stockholders) to implement the principles set forth in the By-laws; adopted a policy on stockholder communications with the directors; revised its compensation program for outside directors; and adopted stock ownership and retention guidelines for the Board and management.

The Company has also augmented its public disclosure of its corporate governance practices. Information on the Company’s corporate governance is available to the public under both “Corporate Information” and “Investors” on the Company’s website at www.timewarner.com. The information on the website includes: the Company’s By-laws, its Corporate Governance Policy, the charters of the Board’s three standing committees, and the Company’s codes of conduct. These documents are also available in print by writing to the Company’s Corporate Secretary at the following address: Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

The remainder of this section of the Proxy Statement summarizes the key features of Time Warner’s corporate governance practices:

Board Size

The Board of Directors has adopted a policy that its size should be in the range of 12 to 16 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing Time Warner’s businesses.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” – a requirement that Time Warner fully supports and, indeed, is committed to exceeding – independence is just one of the important factors that the Board and its Nominating and Governance Committee take into consideration in selecting nominees for director. The Nominating and Governance Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition.    As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and future business needs.

Personal Qualities.    Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Commitment to Time Warner and its Stockholders.    Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders.

Other Commitments.    Each director must satisfy the requirements of antitrust laws that limit service as an officer or director of a significant competitor of the Company. In addition, while the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may serve, this is a factor that is considered in reviewing an individual’s eligibility to serve on the Board.

Additional Criteria for Incumbent Directors.    During their terms, all incumbent directors on the Company’s Board are expected to attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Company and its businesses; to participate in discussions; to comply with applicable Company policies; and to provide advice and counsel to the Company’s management.

Additional Criteria for New Directors.    As a result of its assessment of the Board’s current composition in light of the Company’s current and expected business needs, the Nominating and Governance Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Company’s business needs and environment, and may be changed before the proxy statement for the 2005 annual stockholders meeting.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a major corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a major corporation (or a comparable position in the government or non-profit sector); or (iii) a high-level position and expertise in one of the following areas – consumer technology, media and communications, or international business and relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a major public corporation.

Independence.    In addition to the foregoing criteria, the Board of Directors and Nominating and Governance Committee have established a policy that a majority of the directors, and all new directors, must satisfy the requirements to be an “independent” member of the Board. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that 10 of the 14 current directors (or 71% of the Board) are independent in accordance with the Company’s criteria. The Board applies the following NYSE criteria in making its independence determinations:

•	No Material Relationship. The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.

•	Other Compensation. The director or immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension, or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not have been affiliated with, or employed by, the Company’s internal or external auditors during the past three years. In addition, a member of the director’s immediate family cannot have been employed in a professional capacity by the internal or external auditors during the past three years.

•	Interlocking Directorships. During the past three years, the director cannot have been employed by another entity where one of Time Warner’s executives served on the compensation committee. In addition, a member of the director’s immediate family cannot have been an executive officer of such entity.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

•	Additional Categorical Criteria. In addition to applying the NYSE requirements summarized above, the Board has also developed the following categorical standards, which it uses to guide it in determining whether a “material relationship” exists that would affect a director’s independence:

➢

Charitable Contributions.     Discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices, or (ii) were provided to an organization where the director or spouse is an executive officer or director and the Company’s contributions represent more than the greater of $100,000 or 10% of that organization’s annual gross revenues, or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or spouse is an executive officer or director are more than the greater of $1 million or 2% of all such organizations’ annual gross revenues.

➢	Employment and Benefits. The employment by the Company of a member of a director’s family shall generally be deemed not to create a material relationship, unless such employment (i) is of the type set forth above under “Employment” and “Other Compensation” or (ii) involves employment at a salary of more than $50,000 per year of a director’s current spouse, domestic partner, or child. Further, vested and non-forfeitable equity-based benefits and retirement benefits provided to directors or their family members under qualified plans as a result of prior employment shall generally be deemed not to create a material relationship.

➢	Other Transactions. Transactions between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless (i) they are of the type set forth above under “Business Transactions;” (ii) they occurred within the last three years and were inconsistent with other transactions in which the Company has engaged with third parties; (iii) they occurred within the last three years and the director is an employee or substantial owner of the other entity and such transactions represent more than 5% of the Company’s annual consolidated gross revenues; or (iv) they occurred within the last three years and the director’s immediate family member serves as an executive officer of the other entity and such transactions represented more than 5% of the Company’s annual consolidated gross revenues.

•	Independent Judgment. Finally, in addition to the foregoing independence criteria, which relate to a director’s relationship with the Company, the Board also requires that independent directors be free of any other affiliation – whether with the Company or another entity – that would interfere with the exercise of independent judgment.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating and Governance Committee.    The Nominating and Governance Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating and Governance Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

•

Reviewing New Candidates.    The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the

Committee and the more general criteria established by the By-laws and Corporate Governance Policy. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating and Governance Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee.    Stockholders may also submit names of director candidates, including their own, to the Nominating and Governance Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating and Governance Committee is set forth below at “Procedures for Submitting Stockholder Proposals – Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders.    Stockholders may choose to submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this approach, which is described below at “Procedures for Submitting Stockholder Proposals–Procedures for Submitting Director Recommendations and Nominations.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

Board Meetings and Executive Sessions

The Board of Directors not only holds regular quarterly meetings, but also holds at least three special-purpose meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s annual proxy statement and financial filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. Additionally, the Independent Directors (as defined below) meet together without any other directors or management present at least twice a year. Any director may request additional such sessions.

These executive sessions are led by the Chairman of the committee that is responsible for the subject matter at issue (e.g., the Audit and Finance Committee Chairman would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chairman of the Nominating and Governance Committee presides.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee, the Compensation and Human Development Committee and the Nominating and Governance Committee.

Each committee is composed entirely of Independent Directors. The Chairman of each committee is elected by the Board and rotated periodically. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Company’s website, but a brief summary of the committees’ responsibilities follows:

Audit and Finance Committee.    The Audit and Finance Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Company’s compliance program, internal controls, and risk management.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for assisting the Board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, and (viii) stockholder proposals and communications.

Compensation and Human Development Committee.    The Compensation and Human Development Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) overseeing the Company’s disclosure regarding executive compensation, (iii) reviewing the Company’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, and (v) overseeing the Company’s human development programs designed to attract, retain, develop, and motivate the Company’s employees.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Company’s operations. As part of this orientation, new directors have opportunities to meet with members of the Company’s senior management. The Company is also committed to the ongoing education of its directors. From time to time, the Company’s executives and the heads of its business groups make presentations to the Board regarding their respective areas. Moreover, the Company reimburses directors for reasonable expenses relating to ongoing director education.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. At least every two years, the Nominating and Governance Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval. It is the Company’s policy that the majority of non-employee directors’ compensation should be equity-based. (For details on the compensation currently provided to non-employee directors, please see “Compensation – Director Compensation.”)

It is also the Board’s policy that non-employee directors are encouraged to own an amount of the Company’s stock that is significant in light of each director’s individual means. Further, non-employee directors are expected to own at least 5,000 shares of the Company’s stock within three years of joining the Board. Additionally, in January 2003, the Board of Directors adopted a policy requiring non-employee directors to retain for a period of at least one year shares of Company common stock representing at least 75% of the estimated after-tax gain realized upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock. (For purposes of this calculation, the tax rate is deemed to be 50%.)

The Company also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company, and the Company has procedures in place to assist directors in complying with these laws.

Codes of Conduct

In order to help assure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct, which are posted on the Company’s website at www.timewarner.com.

Standards of Business Conduct.    The Company’s Standards of Business Conduct apply to the Company’s employees, including employee directors. The Standards of Business Conduct establish policies pertaining to employee conduct in the workplace, electronic communications and information security, accuracy of books, records and financial statements, securities trading, confidentiality, conflicts of interest, fairness in business practices, the Foreign Corrupt Practices Act, antitrust laws and political activities and solicitations.

Code of Ethics for Senior Executives and Senior Financial Officers.    The Company’s Code of Ethics for Senior Executives and Senior Financial Officers applies to certain executive officers of the Company, including the Company’s Chief Executive Officer, Group Chairmen, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct. Among other things, the code mandates that the designated officers engage in honest and ethical conduct, avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company’s assets and resources, comply with all applicable governmental rules and regulations and promptly report any possible violation of the code. Additionally, the code requires that these individuals promote full, fair, understandable and accurate disclosure in the Company’s publicly filed reports and other public communications and sets forth standards for accounting practices and records. Individuals to whom the code applies are held accountable for their adherence to it. Failure to observe the terms of this code or the Standards of Business Conduct can result in disciplinary action (including termination of employment).

Guidelines for Non-Employee Directors.     The Guidelines for Non-Employee Directors assist the Company’s non-employee directors in fulfilling their fiduciary and other duties to the Company. In addition to affirming the directors’ duties of care and loyalty, the guidelines set forth specific policies addressing, among other things, securities trading and reporting obligations, gifts, the Foreign Corrupt Practices Act, political contributions and antitrust laws.

Communication with the Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. This process is described below at “Communicating with the Board of Directors.”

DIRECTORS

Term

The Company’s directors are elected annually. The nominees for director at the Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. Each of the nominees is currently a director of the Company.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Policy, in selecting its slate of nominees for election to the Board, the Nominating and Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company and, with respect to incumbent directors, past performance on the Board. See “Governance –

Criteria for Membership on the Board.” The By-laws require a majority of the Board to be independent, but the Board’s objective is that a substantial majority of its members be independent. The Board of Directors has determined that 9 of the 13 director nominees have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the New York Stock Exchange and the Company’s more rigorous independence standards (such directors, the “Independent Directors” and all other directors, the “Affiliated Directors”). In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation and commitment that is mandated by the Board. The biographical information below identifies the Independent Directors and Affiliated Directors.

Set forth below are the principal occupation and certain other information for the 13 nominees, each of whom is currently serving as a director. Almost all of the current directors previously served as a director of either America Online, Inc. (“America Online”) or the company then known as Time Warner Inc. (“Historic TW”) prior to their merger (the “AOL-TW Merger) on January 11, 2001 (the “Merger Date”). This service is included in the information set forth below.

Nominees for Election at the Annual Meeting

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
James L. Barksdale 2001	61

President and Chairman of the Board,

Barksdale Management Corporation

•        President and Chairman of the Board, Barksdale Management Corporation, a philanthropic investment company – April 1999 to present.

•        General Partner, Barksdale Group, LLC, a venture capital firm that Mr. Barksdale co-founded –April 1999 to present.

•        President and Chief Executive Officer, Netscape Communications Corporation, a provider of software, services and website resources using the Internet – January 1995 to March 1999 (when it was acquired by America Online).

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years

•        Predecessor Directorship: Director of America Online – March 1999 to the Merger Date.

•        Other Current Directorships: FedEx Corporation and Sun Microsystems, Inc.

•        Special Advisor to General Atlantic Partners, a private equity firm.

•        Independent Director.

Stephen F. Bollenbach 2001	61

Co-Chairman and Chief Executive Officer Elect,

Hilton Hotels Corporation

•        President and Chief Executive Officer, Hilton Hotels Corporation – May 1996 to present; will become Co-Chairman and Chief Executive Officer in May 2004.

•        Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company, an entertainment company – April 1995 to February 1996.

•        Predecessor Directorship: Director of Historic TW – 1997 to the Merger Date.

•        Other Current Directorships: Caesars Entertainment, Inc. (Chairman), Catellus Development Corporation and Hilton Hotels Corporation.

•        Independent Director.

Stephen M. Case 2001	45

Co-Founder,

America Online

•        Chairman of the Board of the Company – Merger Date to May 2003.

•        Chairman of the Board and Chief Executive Officer, America Online – 1995 to the Merger Date.

•        Chief Executive Officer, America Online – April 1993 to 1995.

•        Other executive positions at America Online – 1985 to 1993.

		• Predecessor Directorship: Director of America Online – September 1992 to the Merger Date. • Affiliated Director.

Frank J. Caufield 2001	64

Co-Founder,

Kleiner Perkins Caufield & Byers

•        General Partner, Kleiner Perkins Caufield & Byers, a venture capital partnership – 1978 to 2000.

•        Predecessor Directorship: Director of America Online – 1991 to the Merger Date.

•        Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Robert C. Clark 2004	60

Distinguished Service Professor,

Harvard University

•        Distinguished Service Professor, Harvard University – July 2003 to present.

•        Dean and Royall Professor of Law, Harvard Law School – July 1989 to July 2003.

•        Other Current Directorships: Collins & Aikman Corporation and Omnicom Group, Inc.; Trustee of Teachers Insurance Annuity Association.

•        Independent Director.

Miles R. Gilburne 2001	52

Managing Member,

ZG Ventures, L.L.C.

•        Managing member, ZG Ventures, a venture capital and investment company – 2000 to present.

•        Senior Vice President, Corporate Development, America Online – February 1995 to December 1999.

•        Predecessor Directorship: Director of America Online – October 1999 to the Merger Date.

•        Other Current Directorships: Pharmacyclics, Inc. and SRA International, Inc.

•        Independent Director.

Carla A. Hills 2001	70

Chairman and Chief Executive Officer,

Hills & Company and Former United States Trade Representative

•        Chairman and Chief Executive Officer, Hills & Company, an international trade and investment consulting firm – January 1993 to present.

•        United States Trade Representative – February 1989 to January 1993.

•        Predecessor Directorship: Director of Historic TW – 1993 to the Merger Date.

•        Other Current Directorships: American International Group, Inc., ChevronTexaco Corporation and Lucent Technologies Inc.

•        Independent Director.

Reuben Mark 2001	65

Chairman and Chief Executive Officer,

Colgate-Palmolive Company

•        Chairman and Chief Executive Officer, Colgate-Palmolive Company, a consumer products company – May 1986 to present.

•        Chief Executive Officer, Colgate-Palmolive Company – May 1984 to May 1986.

•        Predecessor Directorship: Director of Historic TW – 1993 to the Merger Date.

•        Other Current Directorships: Pearson plc.

•        Independent Director.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
Michael A. Miles 2001	64

Former Chairman of the Board and Chief

Executive Officer,

Philip Morris Companies Inc.

•        Special Limited Partner, Forstmann Little & Company – February 1995 to present.

•        Chairman of the Board and Chief Executive Officer, Philip Morris Companies Inc. (now named Altria Group, Inc.), a consumer products company – September 1991 to July 1994.

•        Predecessor Directorship: Director of Historic TW – 1995 to the Merger Date.

•        Other Current Directorships: AMR Corporation, Citadel Broadcasting Corporation, Dell Inc., Morgan Stanley & Co. and Sears, Roebuck and Co.

•        Terminating Directorships: The Allstate Corporation, Community Health Systems, Inc. and Exult, Inc. (will not stand for re-election at their stockholder meetings in May 2004).

•        Independent Director.

Kenneth J. Novack 2001	62

Former Vice Chairman of the Company

•        Vice Chairman of the Company – Merger Date through December 2003.

•        Vice Chairman, America Online – May 1998 to the Merger Date.

•        Of Counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a Boston-based law firm – August 1998 through March 2001.

•        Attorney, Mintz, Levin, Cohn, Ferris, Glovsky

and   Popeo, PC – 1966 to 1998, served on its

executive committee from 1970 to August 1998

retirement.

•        Predecessor Directorship: Director of America Online – January 2000 to the Merger Date.

•        Affiliated Director.

Richard D. Parsons 2001	55

Chairman of the Board and Chief Executive Officer of the Company

•        Chairman of the Board and Chief Executive Officer of the Company – May 2003 to present.

•        Chief Executive Officer of the Company – May 2002 to May 2003.

•        Co-Chief Operating Officer of the Company –  Merger Date to May 2002.

•        President, Historic TW – February 1995 to the Merger Date.

•        Chairman and Chief Executive Officer, The Dime Savings Bank of New York, FSB – January 1991 to February 1995.

Name and Year First Became a Director of the Company	Age	Principal Occupation During the Past Five Years
		• Predecessor Directorship: Director of Historic TW – 1991 to the Merger Date. • Other Current Directorships: Citigroup Inc. and Estee Lauder Companies, Inc. • Affiliated Director.

R. E. Turner 2001	65

Founder,

Turner Broadcasting System, Inc.

•        Vice Chairman of the Company – Merger Date to May 2003.

•        Vice Chairman, Historic TW – consummation of Historic TW’s merger with Turner Broadcasting System, Inc. (“TBS”) in October 1996 to the Merger Date.

•        Chairman of the Board and President, TBS – 1970 to 1996.

•        Predecessor Directorship: Director of Historic TW –  October 1996 to the Merger Date.

•        Affiliated Director.

Francis T. Vincent, Jr. 2001	65

Chairman,

Vincent Enterprises

•        Private investor at Vincent Enterprises – January 1995 to present.

•        Commissioner of Major League Baseball – September 1989 to September 1992.

•        Predecessor Directorship: Director of Historic TW – 1993 to the Merger Date.

•        Independent Director.

Attendance

During 2003, the Board of Directors met 13 times. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member. In addition, the directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. All of the then-serving directors, except one, attended the 2003 Annual Meeting.

Committee Membership

During 2003, the Board of Directors streamlined its Committee structure. The Company’s By-laws currently establish three principal standing committees of the Board. The Board of Directors and the members of each of the committees meet regularly in executive session without management.

The current members of the Board’s principal committees are as follows:

Compensation and Human Development Committee.    The members of the Compensation and Human Development Committee are Messrs. Caufield (Chair), Mark, Miles and Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Compensation and Human Development Committee, which met nine times during 2003, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are Messrs. Caufield and Clark, Ambassador Hills (Chair) and Mr. Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The authority and responsibility of the Nominating and Governance Committee, which met seven times during 2003, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com.

Audit and Finance Committee.    The members of the Audit and Finance Committee are Messrs. Bollenbach (Chair), Clark, Raines and Vincent, each of whom is an Independent Director who is also “independent” under the NYSE listing standards. The Board has determined that each of the members of the Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that Mr. Bollenbach is an “audit committee financial expert” as defined under SEC rules. The authority and responsibility of the Audit and Finance Committee, which met nine times during 2003, are described above (see “Corporate Governance – Committees of the Board”) and set forth in detail in its Charter, which is posted on the Company’s website at www.timewarner.com and attached to this Proxy Statement as Appendix A.

In addition, in 2003, the Board of Directors established a Demand Committee to address a formal investigative demand made on behalf of two stockholders in connection with a potential stockholder derivative lawsuit. The members of the Demand Committee are Messrs. Mark and Miles (Chair) and Ambassador Hills, each of whom is an Independent Director.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors

and Executive Officers

The following table sets forth as of January 31, 2004 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of the Company’s common stock, par value $.01 per share (“Common Stock”).

	Common Stock Beneficially Owned(1)
Name	Number of Shares	Option Shares(2)	Percent of Class
James L. Barksdale(3)	3,491,231	49,000	*
Jeffrey L. Bewkes(10)	769,368	4,013,500	*
Stephen F. Bollenbach	9,836	67,000	*
Stephen M. Case(4)(10)	16,567,584	17,112,500	*
Frank J. Caufield	318,119	1,601,200	*
Robert C. Clark(5)	—	—	*
Miles R. Gilburne	255,149	2,578,053	*
Carla A. Hills	21,188	71,500	*
Robert M. Kimmitt(10)	54,187	626,250	*
Don Logan(10)	304,200	4,197,500	*
Reuben Mark	1,043,388	71,500	*
Michael A. Miles	48,929	71,500	*
Kenneth J. Novack(6)(10)	29,942	6,438,000	*
Wayne H. Pace(10)	88,045	772,159	*
Richard D. Parsons(7)(10)	238,742	5,725,000	*
Franklin D. Raines	6,149	299,000	*
R.E. Turner(8)(10)	39,644,676	8,400,000	1.10%
Francis T. Vincent, Jr.(9)	75,039	62,500	*
All current directors and executive officers (22 persons) as a group(2)-(10)	63,092,110	55,366,103	2.67%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Common Stock on January 31, 2004.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of January 31, 2004, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock.

(2)	Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on January 31, 2004, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.” 144,996 of the stock options shown for Mr. Logan have been transferred to a limited partnership owned by members of his family, and 211,700 of the stock options shown for Mr. Novack and 68,103 of the stock options shown for Mr. Caufield have been transferred to grantor retained annuity trusts for the benefit of members of their respective families.

(3)	Includes 1,200 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner and 11,100 shares of Common Stock held by a trust of which Mr. Barksdale is the sole trustee and beneficiary. In February 2004, Mr. Barksdale sold 3 million shares of Common Stock that he beneficially owned in connection with his spouse’s death and settlement of her estate.

(4)	Includes 243,752 shares of Common Stock held by Mr. Case’s wife and 1,199,550 shares of Common Stock held by the Stephen M. Case Foundation. Mr. Case and his wife are the sole directors of this Foundation but do not exercise day-to-day investment authority. Mr. Case disclaims beneficial ownership of shares held by his wife and the Stephen M. Case Foundation.

(5)	On February 6, 2004, Mr. Clark purchased 3,000 shares of Common Stock that are not reflected in the table.

(6)	Includes 375 shares of Common Stock held by an irrevocable trust for the benefit of Mr. Novack’s children, one of whom is a minor, and 525 shares of Common Stock held by the Novack Family Foundation of which Mr. Novack and his wife are two of nine trustees. Mr. Novack disclaims beneficial ownership of shares held by the trust and the Novack Family Foundation.

(7)	Includes 200 shares of Common Stock held by Mr. Parsons’ wife and 2,000 shares of Common Stock held by The Parsons Family Foundation, Inc. of which Mr. Parsons is one of five directors. Mr. Parsons disclaims beneficial ownership of shares held by his wife and The Parsons Family Foundation, Inc.

(8)	Includes (a) 2,675,669 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (b) 35,221,078 shares of Common Stock held by a limited partnership over which Mr. Turner has sole voting and dispositive control and (c) 75,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of seven trustees. Mr. Turner disclaims beneficial ownership of shares held by the Turner Foundation, Inc.

(9)	Includes 1,650 shares of Common Stock held by Mr. Vincent’s wife, as to which Mr. Vincent disclaims beneficial ownership.

(10)	Includes (a) an aggregate of approximately 195,406 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 564 shares for Mr. Case, 519 shares for Mr. Novack, 1,253 shares for Mr. Parsons, 1,113 shares for Mr. Turner, 94,368 shares for Mr. Bewkes, 613 shares for Mr. Kimmitt, 84,065 shares for Mr. Logan and 745 shares for Mr. Pace), (b) an aggregate of 245,602 shares of Common Stock beneficially owned by certain relatives of such persons and (c) an aggregate of 424,799 stock options that have been transferred to entities for the benefit of relatives of such persons.

Security Ownership of Certain Beneficial Owners

Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, Series A Mandatorily Convertible Preferred Stock, par value $.10 per share (“Preferred Stock”), or Series LMCN-V Common Stock, par value $.01 per share (“Series LMCN-V Stock”), and, unless otherwise indicated, is based on information provided to the Company as of January 31, 2004 by the beneficial owner.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class	Percent of Voting Power
Common Stock
Capital Research and Management Company(1)	349,154,080	8.0%	7.7%
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.(2)	219,192,417	5.0	4.9
82 Devonshire Street
Boston, MA 02109

Series LMCN-V Stock

Liberty Media Corporation(3)	171,185,826	100.0	*
12300 Liberty Boulevard
Englewood, CO 80112

Preferred Stock

TWE Holdings II Trust(4)	1	100.0	3.0
801 West Street
Wilmington, DE 19801

*	Less than 1%

(1)	Beneficial ownership is as of December 31, 2003. Capital Research and Management Company, an investment adviser, has filed with the SEC Amendment No. 5 dated February 10, 2004 to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has voting power over none of these shares and (c) all of the reported shares are held for the benefit of its clients.

(2)	Beneficial ownership is as of December 31, 2003. FMR Corp., a holding company, has filed with the SEC Amendment No. 1 dated February 16, 2004 to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 18,452,714 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly owned investment adviser, (d) these shares are, for the most part, held by investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (e) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail Johnson, a director, and trusts for the family members’ benefit may be deemed to form a controlling group with respect to FMR Corp.

(3)	Consists of shares beneficially owned by Liberty Media Corporation through its direct and indirect subsidiaries. Under certain circumstances, each share of Series LMCN-V Stock is convertible into one share of Common Stock; such circumstances are not currently present. Each share of Series LMCN-V Stock currently has 1/100 of a vote with respect to the election of directors and class voting rights on limited other matters.

(4)	The Preferred Stock is held by TWE Holdings II Trust (the “Trust”), a Delaware statutory trust, for the benefit of an indirect, wholly owned subsidiary of Comcast Corporation (“Comcast”); consequently, Comcast may be deemed the beneficial owner. Edith E. Holiday, as operating trustee of the Trust, has voting and dispositive control over the share of Preferred Stock, except that under certain circumstances, Comcast may direct the disposition of the share. Thus, the Trust and Comcast may be deemed to share dispositive power under Rule 13d-3 under the Exchange Act over the share of Preferred Stock held by the Trust. The Preferred Stock has 134,245,006 votes, votes as a class with the Common Stock and is convertible into shares of Common Stock having a value equal to $1.5 billion based on the value of Common Stock at the time of conversion, up to a maximum of 225,056,264 shares.

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with a written charter adopted by the Company’s Board of Directors, the Audit and Finance Committee of the Company’s Board of Directors (the “Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial statements and financial reporting processes, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal auditors and internal audit function, and management’s implementation and maintenance of effective systems of internal and disclosure controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal controls over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. To assist it in fulfilling its oversight and other duties, the Committee has retained outside counsel to advise it as to matters it determines necessary to carry out its duties.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

As reported last year, during 2002, at the direction of the Committee, management, under the Chief Financial Officer of the Company, initiated a review of the appropriateness of the Company’s accounting for certain advertising and commerce transactions principally at the Company’s America Online business unit. This internal review resulted in the Company’s decision to restate the Company’s financial statements for the third and fourth quarters of 2000, 2001 and the first six months of 2002. This internal review, which is ongoing, was initiated in response to allegations of accounting irregularities at the America Online business unit. The accounting and financial disclosure practices of the Company are also being investigated by the Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”). The Committee continues to exercise oversight over the Company’s response to the SEC and DOJ investigations.

The Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets regularly with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles. In addition to its private sessions with the internal and independent auditors, the Committee also meets privately with management and with its outside counsel.

In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and also considered whether the provision of any non-audit services included below under “Fees of Accountants” is compatible with maintaining their independence.

In performing all of these functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC. The Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2004, and the Board concurred in its appointment.

Members of the Audit and Finance Committee

Stephen F. Bollenbach (Chair)

Robert C. Clark

Franklin D. Raines

Francis T. Vincent, Jr.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit and Finance Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit and Finance Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit and Finance Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent auditors and the Company, (ii) would place the independent auditors in the position of auditing its own work, (iii) would result in the independent auditors acting in the role of management or as an employee of the Company, or (iv) would place the independent auditors in a position of acting as an advocate for the Company. Additionally, the Audit and Finance Committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with the Company’s business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance the Company’s ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

The Audit and Finance Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit and Finance Committee, and the Chairman must report his pre-approval decisions to the Audit and Finance

Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit and Finance Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit and Finance Committee monitors compliance by management with the pre-approval policy by requiring management, pursuant to the Policy, to report to the Audit and Finance Committee on a regular basis regarding the pre-approved services rendered by the independent auditors. Management has also implemented internal procedures to ensure compliance with the pre-approval policy.

Services Provided by the Independent Auditors

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. Accordingly, the Audit and Finance Committee has appointed Ernst & Young LLP to perform audit and other services for the Company and its subsidiaries. In addition, during the third quarter of 2002, the Company instituted procedures for the pre-approval by the Audit and Finance Committee (or its Chairman) of all services provided by Ernst & Young LLP. These pre-approval procedures, as amended, are described above under “Policy Regarding Pre-Approval of Services Provided by the Independent Auditors.”

Between 1997 and 2002, Ernst & Young LLP provided services related to the outsourcing of a portion of the Company’s internal audit activities. The Company and Ernst & Young LLP agreed in 2002 to terminate these services. As a result, during 2002, the Company completed an orderly transition to an in-house internal audit function, increased the size of its internal audit department to be able to perform the majority of the internal audit services and retained a new service provider for certain outsourced projects. Accordingly, starting in the fourth quarter of 2002, Ernst & Young LLP ceased providing services related to the Company’s internal audit activities. In addition, starting in 2003, Ernst & Young LLP no longer provided U.S. federal tax return compliance services related to the Company’s consolidated tax return.

The aggregate fees billed by Ernst & Young LLP to the Company for the years ended December 31, 2003 and 2002 are as follows:

Fees of Accountants

	2003	2002(5)
Audit Fees(1)	$18,078,000	$19,001,000
Audit-Related Fees(2)	8,925,000	10,502,000
Tax Fees(3)	4,875,000	19,209,000
All Other Fees(4)	21,000	367,000

Total Fees for Services Provided	$31,899,000	$49,079,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements, (b) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies, (c) international statutory audits, (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters, and (e) the attestation engagement in 2002 for the independent auditors’ report on management’s report on internal controls for financial reporting.

(2)	Audit-Related Fees were principally for services related to (a) closing balance sheet audits for asset dispositions, (b) other recurring audits or agreed-upon procedures of subsidiaries or affiliates, (c) agreed-upon procedures or expanded audit procedures to comply with financial, accounting or regulatory reporting matters, (d) internal audit services (during 2002 only) and (e) information system controls reviews.

(3)	Tax Fees were for services related to (a) tax compliance, (b) tax planning and tax advice, (c) tax outsourcing (during 2002 only) and (d) expatriate tax services.

(4)	All Other Fees were for limited corporate secretarial services for certain international subsidiaries (which have been assigned to other service providers) and technology security services (during 2002 only).

(5)	In accordance with SEC guidance, the 2002 Audit Fees and Audit-Related Fees have been reclassified (from the presentation in the Company’s 2003 proxy statement) to conform to the 2003 presentation, which classifies all international statutory audits as Audit Fees.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above was approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

COMPENSATION

Director Compensation

After a careful review, including advice from independent compensation and corporate governance consultants, in January 2003, the Nominating and Governance Committee recommended, and the Board approved, changes to the compensation that is paid to the Company’s non-employee directors. In 2001 and 2002, non-employee directors’ compensation consisted entirely of stock options. In 2003, the Board adopted a more balanced and traditional mix of compensation, including a cash retainer, stock options and restricted stock. The majority of non-employee director compensation continues to be equity-based. The modification reduces the total estimated value of the annual compensation provided to the non-employee directors. Each non-employee director receives the following compensation:

Cash Retainer.    Beginning in 2003, each non-employee director receives an annual cash retainer of $50,000.

Options.    Under the Time Warner Inc. 1999 Stock Plan (the “TW 1999 Plan”), beginning in 2003, each non-employee director (who has served for at least six months) receives an annual grant of options to purchase 8,000 shares of Common Stock on the date following each annual meeting of stockholders of the Company. Pursuant to the TW 1999 Plan, each new non-employee director also receives an initial grant of options to purchase 8,000 shares of Common Stock (or such higher number of options as is determined by the Compensation and Human Development Committee for recruitment purposes) upon first being elected or appointed to the Board of Directors. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years and will vest in installments of 25% over a four-year period and immediately if the director does not stand for re-election or is not re-elected, unless the Board determines otherwise.

Restricted Stock.    Beginning in 2003, each non-employee director also receives an annual award of shares of Common Stock subject to forfeiture and transfer restrictions

(“Restricted Shares”) under the Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors (the “Directors’ Restricted Stock Plan”) with a value on the date of issuance of $72,000. This Plan was approved by the stockholders of Historic TW and was assumed by the Company in connection with the AOL-TW Merger. The restriction period will end and the Restricted Shares (including any distributions retained by the Company) will vest in equal annual installments on the first four anniversaries of the first day of the month in which they were granted. The Restricted Shares will vest in full upon the termination of the non-employee director’s service on the Board of Directors on account of (i) mandatory retirement; (ii) failure to be re-elected by stockholders after nomination; (iii) death or disability; (iv) the occurrence of certain transactions involving a change in control of the Company; and (v) with the approval of the Board of Directors on a case by case basis, under certain other designated circumstances. If a non-employee director leaves the Board of Directors for any other reason, then all his or her unvested Restricted Shares are forfeited to the Company. During the restriction period provided under the Directors’ Restricted Stock Plan, the director votes the Restricted Shares, receives and retains any regular cash dividends and exercises all other rights as a holder of Common Stock, but may not dispose of the Restricted Shares, and the Company retains custody of the stock certificates and all distributions other than any regular cash dividends. In 2003, each non-employee director received 5,149 Restricted Shares under the Directors’ Restricted Stock Plan.

In addition, the non-employee directors are required to retain for a period of at least one year shares of Common Stock representing at least 75% of the after-tax gain that the director realizes upon the exercise of stock options, after paying the exercise price, or the vesting of restricted stock (assuming a 50% tax rate for purposes of the calculation). The Board adopted this policy in furtherance of the Company’s governance policy encouraging the directors to have an equity interest in the Company.

The Company also has a deferred compensation plan for non-employee directors. Under this plan, non-employee directors may elect each year to defer payment of 10% to 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts are deferred, each director can elect from the following crediting alternatives to determine the amounts that will be paid: (i) the amount deferred plus annual interest at the prime rate plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus dividend equivalents based on any dividends paid by the Company on the Common Stock, and (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. The crediting election can be changed by the director at any time with respect to cash compensation earned after the date of the election. Amounts deferred are payable in cash in a lump sum or in installments, based on the director’s election, as soon as practicable after a director leaves the Board.

No additional compensation is paid for service as a committee chair or member or for attendance at special meetings of the Board or a Board committee. Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Directors who are officers of or employed by the Company or any of its subsidiaries are not additionally compensated for their Board and committee activities.

Executive Compensation

Compensation and Human Development Committee Report on Compensation of Executive Officers of the Company

The Compensation and Human Development Committee of the Board of Directors (the “Compensation Committee”) has adopted and furnished the following report on executive compensation.

Compensation Philosophy

The Compensation Committee is guided by the following five key principles in determining the compensation of the Company’s senior executives:

•	Competition. The Committee believes that compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options and restricted stock, to align executives’ interests with those of the Company’s stockholders.

•	Independence. An independent committee of the Board, with the assistance of an independent compensation consultant that is retained by and reports directly to the Committee, should be, and is, responsible for reviewing and establishing the compensation not just for the Chief Executive Officer and the other four most highly paid executive officers, but for all of the Company’s executive officers and divisional chief executive officers.

Application of Compensation Philosophy in 2003

The Compensation Committee applied these guiding principles in establishing an overall level and structure for 2003 executive compensation and in determining the compensation for each senior executive in 2003.

Peer Comparisons.    As in prior years, in 2003, the Compensation Committee reviewed the compensation for the Company’s senior executives against the compensation provided to executives in comparable positions at peer companies. In the Committee’s view, this analysis helps to ensure that the total compensation provided to the Company’s senior executives is set at an appropriate level to reward, retain and attract top performers over the long term.

As the basis for its 2003 competitive review, the Compensation Committee, with assistance from its independent compensation consultant, determined the appropriate companies to include in its peer groups. The Committee used different peer groups, depending on the senior executive involved to assure that it is using the most relevant available data for the specific position. In addition, the Compensation Committee believes that the Company’s most direct competitors for executive talent include a broader range of large capitalization companies than those firms with which the Company might be compared for stock performance purposes. As a result, the Compensation Committee included companies beyond those included in the Company’s peer group index that appears in this Proxy Statement in the compensation comparison groups.

Further, consistent with the Company’s financial and other objectives, the Compensation Committee generally targets compensation for senior executives at approximately the 75th percentile, but the actual percentiles vary between approximately the 50th and 90th percentiles based on (i) the peer groups used and (ii) the particular circumstances of the executive in question (including the effects of pre-existing employment agreements).

Overall Structure.    In 2003, the Compensation Committee also modified the compensation structure for the Company’s senior executives to provide a more balanced and traditional mix of pay, as compared to the compensation structure that was established in the wake of the AOL-TW Merger, which was more heavily reliant on stock options. Accordingly, the Company’s executive compensation program now incorporates the following key components:

•	a base salary;

•	a performance-based annual cash bonus, which depends on the achievement of financial, business, and individual goals; and

•	longer-term awards consisting of stock options and restricted stock, which assist in retaining key executive talent and provide substantial long-term financial reward to an executive if stockholders benefit from long-term stock price appreciation.

In the Committee’s view, the use of annual cash bonuses under the new compensation structure better assures that there is a direct link between executive compensation, on the one hand, and individual and business performance, on the other hand. At the same time, continuing to use equity-based grants ensures that executive compensation is aligned with stockholder value.

The Committee is also mindful that the competitive and regulatory environment regarding executive compensation continues to evolve. In 2004, the Compensation Committee plans to conduct another comprehensive review of the Company’s compensation programs and practices, including examining variations on, and alternatives to, the traditional mix of salary, annual cash bonus and stock options and restricted stock.

Stock Ownership and Retention Guidelines.    In addition, in January 2003, the Board adopted stock ownership guidelines for the Company’s executives and mandated stock retention requirements with respect to stock option awards, which are discussed in more detail under “Executive Compensation—Stock Ownership and Retention Policy” in this Proxy Statement. The Committee believes that these new standards help to further assure the alignment of executive compensation with the interests of stockholders.

2003 Base Salary

In establishing salary levels for 2003, the Compensation Committee considered, as appropriate, each executive’s job level, the nature and scope of the individual’s responsibilities, the executive’s prior compensation and performance in his or her job, the terms of employment agreements, and market data on compensation levels (including the peer groups described above). The Compensation Committee approved salaries for the executives that, together with annual performance-based cash bonus awards and equity-based awards, resulted in total annual cash compensation consistent with competitive levels. For 2003, only Mr. Parsons’ salary was increased in connection with his assuming additional responsibilities as a result of becoming Chairman of the Board in addition to Chief Executive Officer.

2003 Annual Bonus

Annual Bonus Plan.    The Compensation Committee’s determination of the annual incentive bonus for Mr. Parsons and each of the other executive officers of the Company named in the Summary Compensation Table appearing below starts with the calculation of the maximum bonus permitted for 2003 under the terms of the Annual Bonus Plan. As a performance-based plan that has been approved by the Company’s stockholders, the Annual Bonus Plan enables the Company to deduct fully the amounts paid as bonuses pursuant to the Plan. The calculation of the maximum permitted bonus is based on the percentage by which the Company’s 2003 earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined and calculated pursuant to the Annual Bonus Plan, exceeded the Company’s average EBITDA for the preceding three years. Based on the Company’s performance in 2003, this calculation resulted in maximum permissible individual annual bonuses substantially higher than the actual bonuses the Compensation Committee approved, which are shown in the Summary Compensation Table below. As discussed in more detail immediately below, the Compensation Committee established business and individual goals to determine bonuses for participants in the Annual Bonus Plan within the bonus limits established by the Annual Bonus Plan.

2003 Accomplishments.    Within the context of the Annual Bonus Plan, the Compensation Committee established specific criteria to assist it in determining the annual bonuses for the Chief Executive Officer and other executives. At the beginning of 2003, the Committee established a target bonus for each executive. For executive officers, the Committee also established a set of Company-wide financial goals (including revenue, operating income before depreciation and amortization (known as “OIBDA”), and free cash flow targets), other Company-wide goals (such as enhanced external and internal communications), and individual goals for each executive. Then, in early 2004, the Committee assessed how the Company and each executive performed against the relevant goals. For corporate executives, the Company’s financial goals represented 60% of the bonus formula, the Company’s other goals represented 20% of the bonus formula, and the individual goals represented the remaining 20% of the bonus formula. For divisional executives, the divisional financial goals generally represented about 70% of the bonus formula and individual goals generally represented the remaining 30%.

In applying these criteria in early 2004, the Compensation Committee determined that the Company and its executives generally achieved or exceeded the goals that were established in 2003. For example:

•	The Company exceeded its main financial targets. It achieved 6% revenue growth, 7% growth in adjusted operating income before depreciation and amortization and generated almost 60% more free cash flow than the target.

•	The Company strengthened its balance sheet and strategic flexibility by significantly reducing its leverage ratio and consolidated net debt ahead of its schedule through, among other things, cash flow generated by its businesses and sales of non-strategic assets.

•	The Company reached a favorable settlement of its litigation with Microsoft Corporation.

•	The Company completed the restructuring of its Time Warner Entertainment Company, L.P. partnership with Comcast Corporation.

•	The Company made progress on other goals that contributed significantly to an improved work environment, including improving its internal communications, efficiency of operations, intra-company cooperation, professional development opportunities and diversity initiatives.

Through these accomplishments, the Company established a strong foundation to drive the Company forward in 2004. These accomplishments, the Company’s performance as a whole and each executive’s substantial individual contributions during the year formed the basis for the assessment of the compensation of the Company’s executives.

Mr. Parsons’ Annual Bonus.    For 2001 and 2002, Mr. Parsons received his annual bonus in the form of stock options awarded in 2001, half of which had exercise prices significantly above the fair market value of the Common Stock on the date of grant. For 2003, the Compensation Committee determined that an annual cash bonus would provide a clearer and stronger link between Mr. Parsons’ compensation and the Company’s annual financial performance. In determining and approving Mr. Parsons’ bonus as Chairman of the Board and Chief Executive Officer, the Committee reviewed the calculation of the maximum bonus payable under the Annual Bonus Plan, his target annual cash bonus, the Company’s performance described above, and his personal performance as measured against his goals for the year. As discussed above, the Company-wide financial and non-financial goals accounted for 80% and his personal goals accounted for 20% of the total bonus formula. Mr. Parsons’ 2003 bonus, which is higher than his target bonus amount, reflects the Compensation Committee’s conclusion that Mr. Parsons’ performance warranted placing his total cash compensation for 2003 in the upper quartile of compensation paid to the chief executives in the peer group the Committee used in 2003 in connection with Mr. Parsons’ compensation. This determination was based on the Committee’s evaluation of the Company’s financial results, the Company’s progress with respect to other Company-wide objectives (such as the reduction of net debt), Mr. Parsons’ performance against his individual goals in 2003, as well as his overall successful stewardship and leadership of the Company during 2003.

Annual Bonuses for Senior Executives Other than the Chief Executive Officer.    In a similar manner as for Mr. Parsons, the Compensation Committee established the 2003 cash bonuses for other senior executives. The Committee reviewed the Company’s performance, the relevant division’s performance, and the performance of each senior executive in establishing the 2003 bonuses. As with Mr. Parsons, the same significant weighting was given to the Company’s overall financial and other goals in establishing the 2003 bonuses for the Company’s executive officers. In light of their achievements, the Company’s senior executives were awarded 2003 annual cash bonuses above target amounts, primarily reflecting the Company’s and the divisions’ overall and relative financial performance and the significant accomplishments during 2003.

2003 Stock-Based Awards

As discussed above, during 2002 and 2003, the Compensation Committee re-examined the equity-based compensation of the Company’s executives. As a result of the review, the Compensation Committee reduced the size of the stock option awards and added awards of restricted stock to provide additional retention value and more closely align the interests of executives with the interests of stockholders. The restricted shares awarded in February 2003 vest in three equal installments on the second, third and fourth anniversaries of the date of grant. The size of the awards reflects each executive’s prior awards and current total target compensation, the awards made to comparable executives within the Company, and the total compensation paid to comparable executives in peer companies. In addition, to give employees a stake in the Company’s success and provide an additional performance incentive, stock option awards were made to substantially all employees of the Company in 2003. In December 2003, in connection with his execution of a new four-year employment agreement, and as an additional performance and retention incentive, Mr. Bewkes received a restricted stock award, in addition to the award he received earlier in the year.

Consistent with the Company’s stock retention guidelines, beginning with the exercise of the stock options awarded in 2003, the executive officers must retain for at least twelve months shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon the exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation).

Employment Agreements

Consistent with the Company’s goal of attracting and retaining executives in a competitive environment, the Company has entered into multi-year employment agreements with the executives that have been, and under the Compensation Committee’s policies must be, reviewed and approved by the Compensation Committee. While the agreements specify a minimum salary and annual bonus target, the annual bonus paid and any stock-based awards made, which are usually the largest components of the total compensation, are generally subject to the discretion of the Compensation Committee. In late 2003, the Compensation Committee reviewed and approved new employment agreements with each of Mr. Parsons and

Mr. Bewkes, which are described below under “Employment Arrangements.”

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. The Company believes that the cash bonuses paid to executive officers under the Annual Bonus Plan will be fully deductible under Section 162(m). In addition, the Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes satisfy the requirements of Section 162(m). However, individuals who are promoted to executive officer positions may hold stock options that were granted prior to their promotion pursuant to plans that do not satisfy the requirements of Section 162(m) because the plan was not approved by the Company’s stockholders. All of the Company’s stock option plans under which awards are currently made have been approved by the Company’s stockholders. In addition, restricted stock that vests over time is not considered “performance-based” compensation under Section 162(m), so compensation realized upon the vesting of restricted stock awarded to the individual executive officers covered by Section 162(m) will not be deductible by the Company. Any salary or other annual compensation paid or imputed to the individual executive officers covered by Section 162(m) (including a portion of Mr. Parsons’ 2003 salary) that causes non-performance- based compensation to exceed the $1 million limit will not be deductible by the Company. While the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders’ interest to restrict the Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible.

Members of the Compensation Committee

Frank J. Caufield (Chair)

Reuben Mark

Michael A. Miles

Francis T. Vincent, Jr.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who served in such capacities on December 31, 2003 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(6)	Restricted Stock Awards(7)	Securities Underlying Options(8)	All Other Compensation(9)
Richard D. Parsons(1) Chairman of the Board and Chief Executive Officer	2003 2002 2001	$1,500,000 1,000,000 1,000,000	$8,000,000 0 0	$267,715 178,980 166,597	$2,106,000 0 0	500,000 300,000 3,500,000	$8,250 85,183 77,913

Jeffrey L. Bewkes(2) Chairman, Entertainment & Networks Group	2003 2002	$1,000,000 1,000,000	$6,500,000 5,000,000	$106,841 86,560	$10,797,750 0	450,000 650,000	$8,250 61,297

Don Logan(3) Chairman, Media & Communications Group	2003 2002	$1,000,000 1,000,000	$6,500,000 5,000,000	$352,736 475,925	$1,842,750 0	450,000 650,000	$8,250 36,139

Wayne H. Pace(4) Executive Vice President and Chief Financial Officer	2003 2002 2001	$1,000,000 1,000,000 144,231	$2,700,000 1,750,000 333,333	$491,411 510,789 —	$813,969 0 0	245,000 400,000 561,213	$8,250 2,250 250

Robert M. Kimmitt(5) Executive Vice President, Global Public Policy	2003 2002 2001	$1,000,000 1,000,000 480,769	$2,175,000 1,500,000 900,000	$52,840 1,820,382 212,573	$348,560 0 911,500	105,000 300,000 900,000	$5,764 2,250 250

(1)	Mr. Parsons became Chairman of the Board and Chief Executive Officer of the Company on May 16, 2003, having served as Chief Executive Officer from May 16, 2002 and as Co-Chief Operating Officer of the Company from the Merger Date. Prior to that, he served as President of Historic TW. One quarter of the stock options awarded to Mr. Parsons in 2001 was awarded in lieu of a cash bonus for each of 2001 and 2002.

(2)	Mr. Bewkes became Chairman, Entertainment & Networks Group of the Company on July 18, 2002. Prior to that, Mr. Bewkes was Chief Executive Officer of the Company’s Home Box Office division (not an executive officer of the Company). The compensation shown in the table for 2002 includes compensation received from Home Box Office.

(3)	Mr. Logan became Chairman, Media & Communications Group of the Company on July 18, 2002. Prior to that, Mr. Logan was Chairman and Chief Executive Officer of the Company’s Time Inc. subsidiary (not an executive officer of the Company). The compensation shown in the table for 2002 includes compensation received from Time Inc.

(4)	Mr. Pace became Executive Vice President and Chief Financial Officer of the Company on November 1, 2001. Prior to that, Mr. Pace was Vice Chairman, Chief Financial and Administrative Officer of the Company’s TBS subsidiary (not an executive officer of the Company). The compensation shown in the table for 2001 does not include compensation received from TBS.

(5)

Mr. Kimmitt joined the Company on July 1, 2001. In connection with Mr. Kimmitt’s relocation from California to the Washington, D.C. area, in 2001, the Company made relocation and temporary housing-related payments to Mr. Kimmitt totaling $202,853. In 2002, as part of Mr. Kimmitt’s relocation and employment arrangements, Mr. Kimmitt sold his California residence to a relocation firm retained by the Company, and the Company paid Mr. Kimmitt a total of $1,769,552 to reimburse him on an after-tax basis for (i) his interest expenses on the mortgage on his California residence before it was sold and (ii) his loss on the sale of this residence to the relocation firm (which amounts are included in the table above). For information on the amounts paid by the Company to the relocation firm, see “Additional Information” below.

(6)	In accordance with SEC rules, amounts totaling less than $50,000 have been omitted. The amounts of personal benefits shown in this column for 2003 that represent more than 25% of the applicable executive’s total Other Annual Compensation include: financial services of $100,000 to each of Messrs. Parsons and Logan and $26,855 to Mr. Kimmitt; transportation-related benefits of $163,503 to Mr. Parsons, $96,291 to Mr. Bewkes, $227,066 to Mr. Logan and $161,370 to Mr. Pace ($134,369 in 2002); reimbursement of housing expenses of $270,881 to Mr. Pace ($376,254 in 2002), which reimbursement is no longer provided; and $24,480 to Mr. Kimmitt for insurance coverage (see Note 9(b)). For security reasons, certain executive officers are subject to mandated transportation procedures.

(7)	Amounts set forth in the restricted stock award column for 2003 represent the grant-date value (based on a $10.54 per share price) of restricted stock awards that were made on February 14, 2003 and for Mr. Bewkes also includes an award of 500,000 shares of restricted stock on December 22, 2003 (based on a $17.92 per share price). These awards vest equally on each of the second, third and fourth anniversaries of the date of grant, assuming continued employment, except for the separate award to Mr. Bewkes, which will vest on December 31, 2007, assuming continued employment. On December 31, 2003, based on the closing price of the Common Stock on the NYSE ($17.99 per share), the number and net value of the shares of restricted stock held by each of the executive officers were: Mr. Parsons—200,000 shares valued at $3,596,000; Mr. Bewkes—675,000 shares valued at $12,136,500; Mr. Logan—175,000 shares valued at $3,146,500; Mr. Pace—77,300 shares valued at $1,389,854; and Mr. Kimmitt—37,267 shares valued at $670,061. Mr. Kimmitt was awarded 25,000 shares of restricted stock in 2001, of which one-sixth vests every six months after the date of grant. Each of the named executive officers has a right to receive dividends and vote with respect to these shares of restricted stock.

(8)	None of the stock options reflected was awarded with tandem stock appreciation rights.

(9)	The amounts shown in this column include the following:

(a)	Pursuant to the Time Warner Savings Plan (the “Savings Plan”), a defined contribution plan available generally to employees of the Company, for the 2003 plan year, each of the named executive officers deferred a portion of his annual compensation and Time Warner contributed $8,000 as a matching contribution on the amount deferred by the executive (“Matching Contribution”), except for Mr. Kimmitt, who received a Matching Contribution of $5,514. These Matching Contributions were invested under the Savings Plan in a Common Stock fund. In 2002, the Matching Contribution for each of the named executive officers was $2,000.

(b)	The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Parsons, Logan, Pace and Kimmitt, who were given a cash payment to cover the cost of replacing such reduced coverage under a voluntary group program available to employees generally. Such payments are included in the “Other Annual Compensation” column. In addition, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. The Company also maintains split-dollar life insurance policies on the lives of Messrs. Parsons, Bewkes and Logan. Starting in 2003, the Company no longer pays the premiums on these split-dollar life insurance policies. Instead, the premium is satisfied from the accreting value of the policy. Pursuant to tax rules, the Company imputed income in the following amounts allocated to the term portion of the split-dollar coverage for 2003: Mr. Parsons, $5,899; Mr. Bewkes, $3,324; and Mr. Logan, $8,209. It is anticipated that the Company will recover the net after-tax cost of the premiums paid by it in the past on these policies or the cash surrender value thereof. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “Employment Arrangements.”

Stock Option Grants During 2003

The following table sets forth certain information with respect to employee options to purchase shares of Common Stock (“options”) awarded during 2003 by the Company to the named executive officers. All such options were nonqualified options. No stock appreciation rights, alone or in tandem with such stock options, were awarded in 2003.

Stock Option Grants in 2003

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value(2)
Richard D. Parsons	500,000.5%		$10.32	2/13/13	$1,998,163
Jeffrey L. Bewkes	450,000.5%		$10.32	2/13/13	$1,798,346
Don Logan	450,000.5%		$10.32	2/13/13	$1,798,346
Wayne H. Pace	245,000.3%		$10.32	2/13/13	$979,100
Robert M. Kimmitt	105,000.1%		$10.32	2/13/13	$419,614

(1)	These options for executive officers have been awarded pursuant to plans approved by the stockholders. The terms are governed by the plans and the recipient’s option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant. The options shown in the table become exercisable in installments of 25% on the first four anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. Payment of the exercise price of an option may be made in cash and/or full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made in cash and/or full shares of Common Stock.

(2)	These amounts represent the estimated present value of stock options at the respective date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 54.6% based on the historical volatility of Company Common Stock; an expected term to exercise of .62 years after vesting; a risk-free rate of return of 2.54%; and a dividend yield of 0%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

Option Exercises and Values in 2003

The following table sets forth as to each of the named executive officers information on option exercises during 2003 and the status of his options on December 31, 2003: (i) the number of shares of Common Stock underlying options exercised during 2003; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 2003; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 2003. The number of shares covered and the option exercise prices have been adjusted to reflect the exchange ratios of common stock of America Online and Historic TW for Company Common Stock on the Merger Date and the Company’s assumption on the Merger Date of the option plans and agreements under which the options were awarded.

The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant except for half of the regular annual options awarded to Mr. Parsons in 1996 through 2001, half of which have an exercise price 25% above the fair market value of the common stock on the date of grant and the other half of which have an exercise price 50% above such fair market value. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder’s immediate family. The stock option agreements may permit optionees to defer receipt of the shares of Common Stock receivable upon exercise of options governed by such stock option agreement to a future date elected by the optionee, thereby deferring the recognition of income by the optionee (and the Company’s tax deduction) until such future date. During the deferral period, the shares are not outstanding, do not vote and do not pay dividends; however, the Company has agreed to pay the optionee dividend equivalents during the deferral period, to the extent dividends are paid.

The options held by the named executive officers remain exercisable for three months to five years in the event their employment is terminated without cause or as a result of the Company’s breach of an employment agreement. For some executive officers, some of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one or three years after death or total disability (depending on their date of grant) and some options may be exercised for five years after retirement. All options terminate either immediately or one month after the holder’s employment is terminated for cause. The terms of the options shown in the chart are generally ten years, although 188,592 options held by Mr. Bewkes have a term of 15 years from the date of their award in 1989.

Aggregate Option Exercises During 2003

and

Option Values on December 31, 2003

Name	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise	Number of Shares Underlying Unexercised Options on 12/31/03(2)		Dollar Value of Unexercised In-the-Money Options on 12/31/03*(2)
			Exercisable	Nonexercisable	Exercisable	Nonexercisable
Richard D. Parsons	—	—	4,725,000	2,475,000	$3,492,000	$3,835,000
Jeffrey L. Bewkes	—	—	3,402,092	2,062,500	$5,935,735	$4,073,625
Don Logan(1)	—	—	3,622,500	1,612,500	$4,925,516	$4,073,625
Wayne H. Pace	—	—	470,606	825,607	$0	$1,879,150
Robert M. Kimmitt	—	—	525,000	780,000	$0	$805,350

*	Calculated using the fair market value of $17.99 per share of Common Stock on December 31, 2003 minus the option exercise price.

(1)	Includes 144,996 exercisable options that Mr. Logan transferred to a family-owned limited partnership. At December 31, 2003, these options had a value of $868,526.

(2)	All options awarded prior to 2000 held by Messrs. Parsons, Bewkes, Logan and Pace became immediately exercisable in full upon the approval by Historic TW’s Board of Directors of the AOL-TW Merger on January 9, 2000.

Stock Ownership and Retention Policy

Consistent with the belief that linking the financial interests of the Company’s executives to those of the stockholders will result in enhanced stockholder value, in 2003, the Board of Directors established executive stock ownership guidelines. Under these guidelines, the Company’s executive officers are expected over time to own Company Common Stock valued at between two and five times their individual base salary amounts, depending on their position. In addition, in connection with this policy, beginning with the exercise of the stock options awarded in 2003, the Company’s senior management team must retain for at least twelve months shares of Company Common Stock representing at least 75% of the after-tax gain realized upon a stock option exercise, after paying the exercise price (assuming a 50% tax rate for purposes of the calculation).

Employment Arrangements

The Company has entered into employment agreements with each of the named executive officers. The expiration dates of these agreements are: Mr. Parsons—May 15, 2008; Mr. Bewkes—December 31, 2007; Mr. Logan—December 31, 2004; Mr. Pace—December 31, 2005; and Mr. Kimmitt—June 30, 2005.

The Company entered into a new employment agreement with Mr. Parsons effective December 17, 2003. Under the agreement, Mr. Parsons will serve as Chairman and Chief Executive Officer and the Company has agreed to include Mr. Parsons in the Company’s nominees for election as a director at each stockholders meeting and to use its best efforts to cause his election throughout the term of employment. Among other things, the agreement with Mr. Parsons provides for a minimum annual salary of $1.5 million, a discretionary cash bonus in the target amount of $5.5 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other Company benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to twice Mr. Parsons’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Parsons’ prior employment agreement to provide Mr. Parsons with life insurance benefits in the amount of $5 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. The employment agreement provides that upon any termination of employment other than for “cause,” in addition to any other benefits, the Company will pay to Mr. Parsons or his survivors, if applicable, an amount equal to the additional benefits that would be paid under the Company’s pension plan(s) if Mr. Parsons had five additional years of service as an employee, with such payments to be made at the same time as payments are made under the pension plan. Mr. Parsons also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The Company entered into a new employment agreement with Mr. Bewkes effective December 22, 2003. The agreement provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $4.5 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and long-term incentive compensation with an annualized competitive target award as determined by the Compensation Committee (through a combination of stock options, restricted stock or other long-term plan), and participation in other

Company benefit plans, including $50,000 group life insurance. In addition, the agreement provides for a cash payment equal to the premium for coverage under a GUL insurance program made available by the Company in an amount equal to twice Mr. Bewkes’ salary, minus $50,000. The agreement also confirms the obligation under Mr. Bewkes’ prior employment agreement to provide Mr. Bewkes with life insurance benefits in the amount of $4 million through split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value. In connection with the execution of the new employment agreement, Mr. Bewkes was awarded 500,000 shares of restricted stock, which will vest on December 31, 2007 provided Mr. Bewkes is still employed by the Company on that date. In the event of the Company’s material breach or termination of Mr. Bewkes’ employment without cause, this award of restricted stock will cease to vest on the effective date of the termination of active employment. Mr. Bewkes’ agreement also provides that if Don Logan has retired and Mr. Bewkes is not named President or sole Chief Operating Officer of the Company on or before January 1, 2006, then Mr. Bewkes will have the right to resign his employment and thereafter remain an employee of the Company for an additional 12 months, receiving base salary and average annual bonus, but not have such termination of employment be considered a termination without cause. Mr. Bewkes also entered into a Confidentiality, Non-Competition and Non-Disclosure Agreement that is a part of the employment agreement and that, among other things, restricts him from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company and for a period of one year following the termination of such employment.

The employment agreement with Mr. Logan was entered into with the division for which he served as Chairman and Chief Executive Officer prior to his election as an executive officer of the Company in July 2002. The agreement, which has been assumed by the Company, provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $4.5 million as established by the Compensation Committee in 2003 (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group life insurance. In addition, the agreement provides for (1) life insurance benefits in the amount of $4 million to be provided by split-dollar policies for his life under which the Company recovers an amount equal to the net after-tax cost of the premiums paid by the Company or the policy’s cash surrender value and (2) a cash payment equal to two times the premium he would have to pay to obtain life insurance under the Company’s GUL insurance program in an amount equal to twice his salary. Mr. Logan’s agreement allowed him to elect in September 2003 to terminate his active employment with the Company effective as of January 1, 2004 and become an advisor to the Company through June 30, 2007 at an annual salary equal to $1.25 million, but with no bonus. Mr. Logan did not make such an election. If Mr. Logan remains with the Company through the December 31, 2004 term of the agreement, Mr. Logan can elect to become an advisor to the Company thereafter through December 31, 2009 at an annual salary equal to $1.25 million. The employment agreement contains non-competition provisions that restrict Mr. Logan from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while he is employed by the Company, including during any advisory or severance period.

The employment agreement with Mr. Pace was entered into effective November 1, 2001 and provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $2 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. The agreement also provides that, following his retirement from the Company, Mr. Pace and his spouse will have access to medical insurance coverage through the Company that is substantially similar to the coverage afforded to active employees of the Company at that time, with the insurance premiums to be paid by Mr. Pace, or, if the Company is prevented by law from providing the medical insurance coverage, then the Company will reimburse Mr. Pace an annual payment equal to up to $15,000 (adjusted for changes in the CPI in place at December 1, 2001) for medical insurance premiums. The employment agreement contains non-competition provisions that restrict Mr. Pace from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the term of employment and one year following a termination without cause or due to material breach by the Company.

The employment agreement with Mr. Kimmitt was entered into effective July 1, 2001 and provides for a minimum annual salary of $1 million, a discretionary cash bonus in a target amount of $2 million (subject to a cap determined pursuant to the Company’s Annual Bonus Plan), and participation in Company stock option and other compensation and benefit plans, including $50,000 of group term life insurance. In addition, the agreement provides for a cash payment equal to two times the premium for coverage under a GUL insurance program made available by the Company in an amount equal to $3 million. Mr. Kimmitt was awarded 25,000 shares of restricted stock following execution of the agreement, with the award vesting in six equal installments every six months beginning December 31, 2001 and ending June 30, 2004. In the event of the Company’s material breach or termination of Mr. Kimmitt’s employment without cause, all of the unvested shares of restricted stock granted to Mr. Kimmitt by the Company will vest. Mr. Kimmitt’s agreement also provided for relocation assistance under the Company’s executive relocation program in connection with his move from the San Francisco area to the Washington, D.C. area (including home purchase and sale assistance, loss on sale coverage and reimbursement for moving household goods and furniture) and temporary housing in the Washington, D.C. area for up to 15 months. The Company also agreed to arrange for a substitute mortgage on substantially the same terms as an existing relocation loan that Mr. Kimmitt had received from his previous employer in connection with his residence in California and, to the extent the financial terms of the replacement loan were different, to take steps so Mr. Kimmitt would not have an adverse financial impact. A loan was provided by a third-party bank and was paid off in connection with the sale of the California residence. The employment agreement contains non-competition provisions that restrict Mr. Kimmitt from competing with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and through the later of the date he leaves the payroll of the Company or one year following a termination without cause or due to material breach by the Company.

The agreements with each of Messrs. Parsons, Bewkes, Logan, Pace and Kimmitt include a narrow definition of the “cause” for which the executive’s employment may be terminated, and in that event, the executive will only receive earned and unpaid base salary accrued through the date of termination. These agreements provide that in the event of the Company’s material breach or termination of the executive’s employment without “cause,” the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the salary and an average bonus amount otherwise payable during the remaining portion of the executive’s term of employment or a specified period of time (whichever is less for Messrs. Parsons and Bewkes, whichever is greater for Messrs. Pace and Kimmitt, and for a fixed period of time for Mr. Logan) or (b) to remain an employee of the Company through the end of such period and, without having to perform any services, receive such compensation as if there had been no breach or termination. These executives are not required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be “contingent on a change” of control under the Internal Revenue Code. These agreements also provide that in the event of the Company’s material breach or termination of the executive’s employment without cause, a portion or all of the unvested stock options granted to such executive will vest and vested stock options will remain exercisable for a period of time longer than would generally apply to stock options awarded by the Company. Pursuant to the terms of their restricted stock agreements, a pro rata portion of the restricted stock awarded to the individual would generally vest in the event of a termination without cause.

If any of Messrs. Parsons, Bewkes, Logan, Pace or Kimmitt should become disabled during the term of his employment agreement, the executive will receive full salary for six months and then 75% thereof through the end of the employment term. Any such payments will be reduced by amounts received from Workers’ Compensation, Social Security and disability insurance policies maintained by the Company. If an executive dies during the term of an employment agreement, the executive’s beneficiaries will receive the executive’s earned and unpaid salary to the last day of the month in which the death occurs as well as a pro-rated bonus amount.

In addition, prior to 2001, pursuant to their employment agreements then in place, Historic TW made contributions for each of Messrs. Parsons, Bewkes and Logan to separate non-current compensation accounts in a grantor trust or under its deferred compensation plan. Effective beginning January 2001, the Company terminated these contributions, but existing accounts will continue to be invested and paid out following termination of employment in accordance with their terms. In addition, under their new employment agreements, each of Messrs. Parsons and Bewkes may elect to defer receipt of all or a portion of a cash bonus payable for a year and have the amount deferred credited either to the non-current compensation accounts in the grantor trust or under the Company’s deferred compensation plan.

Time Warner Pension Plan

The Time Warner Employees’ Pension Plan, as amended (the “Old Pension Plan”), which provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed and assumed by the Company in connection with the AOL-TW Merger (the “Amended Pension Plan” and, together with the Old Pension Plan, the “Pension Plans”). Because of certain grandfathering provisions, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Bewkes, will be determined under either the provisions of the Old Pension Plan or the Amended Pension Plan, whichever produces the greater benefit. Directors who are not also employees of the Company are not eligible to participate in the Pension Plans.

Under the Amended Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the Pension Plans is limited to $200,000 per year for

1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Internal Revenue Code of 1986, as amended). Eligible employees become vested in all benefits under the Pension Plans on the earlier of five years of service or certain other events.

Under the Old Pension Plan, a participant accrues benefits on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and  1/2% for each year of service over 30. Annual pension benefits under the Old Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”).

Under the Amended Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. Under the Old Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension (“early retirement”). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company has adopted the Time Warner Excess Benefit Pension Plan (the “Excess Plan”). The Excess Plan provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plans if eligible compensation were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions.

The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications under the Amended Pension Plan. The amount of the estimated annual pension is based upon a pension formula that applies to all participants in both the Amended Pension Plan and the Excess Plan. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the Pension Plans on December 31, 1977. The estimated amounts are based on the assumption that payments under the Amended Pension Plan will commence upon normal retirement (generally age 65) or early retirement, that the Amended Pension Plan will continue in force in its present form, that the maximum compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company’s assets and are included in the amounts shown in the following table.

	Estimated Annual Pension for Years of Benefit Service
Highest Consecutive Five Year Average Compensation	10	15	20	25	30
$200,000	$31,456	$47,184	$62,912	$78,640	$94,368
250,000	39,806	59,709	79,612	99,515	119,418
300,000	48,156	72,234	96,312	120,390	144,468
350,000	56,506	84,759	113,012	141,265	169,518
400,000	56,506	84,759	113,012	141,265	169,518

The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plans and the Excess Plan for each of Messrs. Parsons, Bewkes, Logan, Pace and Kimmitt is limited as a result of the imposition of the limitations on eligible compensation. The estimated annual benefits payable under the Amended Pension Plan and the Excess Plan, as of February 1, 2004, would be based on average compensation of $340,819 for Mr. Parsons; $340,819 for Mr. Bewkes; $340,819 for Mr. Logan; $350,000 for Mr. Pace; and $350,000 for Mr. Kimmitt with 9.2, 23.9, 33.8, 2.2 and 2.7 years of benefit service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of benefit service under the Amended Pension Plan. The estimated annual pension payable to Mr. Bewkes under the Old Pension Plan and the Excess Plan upon retirement based on the indicated remuneration and years of service would be $177,100. This amount is greater than the estimated annual benefit payable under the Amended Pension Plan and the Excess Plan.

Comparison of Cumulative Total Returns

The chart below compares the performance of the Company’s Common Stock with the performance of the S&P 500 Index and a peer group index (the “Peer Group Index”) by measuring the changes in common stock prices from January 12, 2001, the first day of trading of the Company’s Common Stock after the Merger Date, plus reinvested dividends and distributions through 2003. Pursuant to the SEC’s rules, the Company created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. The Company has selected a grouping of companies that have lines of business similar to its own. Because of the Company’s involvement in a broad mix of several major media, Internet and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company’s businesses or weight those businesses to match the relative contributions of each of the Company’s business units to the Company’s performance. All of the companies included in the Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Comcast Corporation, Cox Communications, Inc., The McGraw-Hill Companies, Inc., The News Corporation Limited, Viacom Inc., The Walt Disney Company and Yahoo! Inc. The chart assumes $100 was invested on January 12, 2001 in each of the Company’s Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and quarterly market capitalization weighting. The Company did not pay dividends during the period indicated.

Comparison of Cumulative Total Returns

Value at	Company Common Stock	Peer Group Index	S&P 500 Index
January 12, 2001	$100	$100	$100
June 30, 2001	110	94	93
December 31, 2001	67	78	88
June 30, 2002	31	67	77
December 31, 2002	27	65	69
June 30, 2003	33	77	77
December 31, 2003	37	87	88

Additional Information

A company wholly owned by Mr. Turner was reimbursed in 2003 by TBS for an aggregate of $138,996 related to Mr. Turner’s business use during 2002 and 2003 of a plane owned and operated by such company. In addition, as disclosed in the Company’s proxy statement in connection with the 2002 annual meeting of stockholders, during 2001, in connection with their acquisition of certain literary/production and intellectual property rights to prospective film projects from subsidiaries of the Company, entities wholly owned by Mr. Turner (“TTFP”) entered into arrangements with other subsidiaries of the Company relating to the distribution of these projects upon their completion. During 2002 and continuing into 2003, these subsidiaries promoted and distributed a completed project and have certain rights into the future. The Company’s subsidiaries are entitled to receive a fee and recoup their costs from the gross receipts of the project and/or from TTFP. In addition, effective January 1, 2003, an entity wholly owned by Mr. Turner entered into an arrangement with another subsidiary of the Company providing for the administration of the musical compositions from these film projects and for payment to the Company subsidiary for rendering these services. Mr. Turner’s son and son-in-law each indirectly owns minority interests in the acquisition company that entered into a contract in the fall of 2003 to acquire an 85% ownership interest in the Company’s winter sports teams and the operating rights to Philips Arena.

As disclosed in the Company’s proxy statement in connection with the 2003 annual meeting of stockholders, in 2002, as part of the relocation arrangements for Mr. Robert Kimmitt, who became an Executive Vice President of the Company in 2001, the Company engaged a relocation company to acquire and sell his former residence. A contract for the sale of the house was signed in 2002 and was finalized in 2003. The Company reimbursed the relocation company for the $1.4 million difference between the amount it paid Mr. Kimmitt for the residence and this contracted sale price, plus fees and expenses. For information on amounts paid to Mr. Kimmitt, see “Executive Compensation Summary Table.”

During 2003, the Company and its subsidiaries engaged in transactions in the ordinary course of business with subsidiaries of FMR Corp., a beneficial owner of more than five percent of the voting power of the Company’s outstanding Common Stock, including in connection with certain of the Company’s employee benefit plans. The amounts involved in such transactions were not material to the Company or to FMR Corp.

CERTAIN LITIGATION

As of March 2004, eleven shareholder derivative actions have been filed. Three have been filed in New York State Supreme Court for the County of New York, four have been filed in the United States District Court for the Southern District of New York and four have been filed in the Court of Chancery of the State of Delaware for New Castle County. These suits name certain current and former officers and directors of the Company as defendants, as well as the Company as a nominal defendant. The complaints allege that defendants breached their fiduciary duties by causing the Company to issue corporate statements that did not accurately represent that America Online had declining advertising revenues, that the AOL-TW Merger was not generating the synergies anticipated at the time of the announcement of the AOL-TW Merger, and that the Company inappropriately delayed writing down more than $50 billion of goodwill, thereby exposing the Company to potential liability for alleged violations of federal securities laws. The lawsuits further allege that certain of the defendants improperly sold their personal holdings of Company securities. The lawsuits request that all proceeds from any improper sales of the Company’s Common Stock and any improper salaries or payments be returned to the Company. The Company intends to defend against the lawsuits vigorously. The Company is unable to predict the outcome of the cases or reasonably estimate a range of possible loss.

The Company is obligated to indemnify its officers and directors under certain circumstances to the fullest extent permitted by Delaware law. As part of that obligation, the Company has advanced and will continue to advance certain attorneys’ fees and expenses incurred by officers and directors in various litigation arising out of similar allegations, including the derivative litigation described above.

COMPANY PROPOSALS

PROPOSAL ONE: Election of Directors

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the Annual Meeting the following slate of 13 nominees. Each of the nominees is currently serving as a director of the Company and, except for Mr. Clark, was elected by the stockholders at the Company’s 2003 annual meeting of stockholders. The Board of Directors appointed Mr. Clark as a director as of January 2004. Mr. Clark’s election to the Board resulted from a search, led by the Nominating and Governance Committee, to identify potential candidates with strong backgrounds in corporate governance, in addition to satisfying the other criteria for Board membership discussed above. As part of this Committee-led search, the Committee solicited names of potential candidates from other directors, members of management and outside advisors. The Committee received suggestions from all of these sources, and Mr. Clark, the former Dean of Harvard Law School, was initially suggested by a number of sources, including an executive officer of the Company and outside counsel to the Company. Mr. Franklin D. Raines has decided not to stand for re-election at the Annual Meeting and will retire from the Board at the Annual Meeting at which time, the number of directors constituting the Board of Directors will be reduced to 13.

Information about these directors is provided above under the heading “Directors.” The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 13 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept the nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

The Board of Directors recommends a vote FOR the election of the 13 director nominees listed below.

James L. Barksdale

Stephen F. Bollenbach

Stephen M. Case

Frank J. Caufield

Robert C. Clark

Miles R. Gilburne

Carla A. Hills

Reuben Mark

Michael A. Miles

Kenneth J. Novack

Richard D. Parsons

R.E. Turner

Francis T. Vincent, Jr.

Vote Required for Approval

A plurality of the votes duly cast by the holders of Common Stock, Preferred Stock and Series LMCN-V Stock, voting together, is required for the election of directors.

PROPOSAL TWO: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2004 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

Ernst & Young LLP has served the Company as independent auditors since the AOL-TW Merger in 2001 and both America Online and

Historic TW and their subsidiaries as independent auditors for many years prior to that. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required for Approval

Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Audit and Finance Committee of the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

The Board of Directors recommends a vote FOR approval of the appointment of Ernst & Young LLP as independent auditors.

STOCKHOLDER PROPOSALS

PROPOSAL THREE: Proposal Regarding China Business Principles

John C. Harrington, P.O. Box 6108, Napa, California 94581-1108, the beneficial owner of 400 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS:    Our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China’s national laws.

(1)	No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

(2)	Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

(3)	Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

(4)	Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

(5)	Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

(6)	We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

(7)

Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

(8)	Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

(9)	Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

(10)	We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

(11)	We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED:    Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT:    As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

This is the third year that Mr. Harrington has asked the Company’s stockholders to consider this proposal. More than 92% of the shares voted at each of the two prior annual meetings were voted against the proposal. Under SEC rules, however, Mr. Harrington is permitted to resubmit the proposal at this year’s Annual Meeting.

The Company takes its responsibility as a prominent global media and entertainment company very seriously. It is committed to serving the public interest by using its unique talents and resources to enrich people’s lives around the world. This commitment exists in every country where the Company conducts business, including China.

Since its recent admission to the World Trade Organization, China has embarked on increasing its integration into the global economy. Developments in trade relations with China continue to influence the conditions under which American companies conduct business in China. This further integration of China into global markets is intended not only to open channels of commerce, but also, over time, to introduce into government institutions practices of greater transparency, procedural fairness and public participation.

While the Company is committed to just and non-discriminatory labor practices, after careful review of the proposal, the Company, as in previous years, opposes adoption of the proposal. The Company is concerned that it would limit the Company’s flexibility to manage complex and sensitive issues related to its businesses in China. The proposal clearly raises legitimate concerns, but it also involves extremely complicated issues that could affect the Company’s relationships with suppliers, governmental authorities and other third parties that are located in China or do business with China. In addition, the Company is concerned that adopting certain elements of the proposal might cause the Company to violate Chinese law, which could undermine its ability to deliver information and entertainment products to the people of China. Finally, the principles outlined in the proposal are extremely vague and subject to multiple interpretations. Even if the proposed principles were to be adopted, it would be very difficult for the Company to implement them or assess whether they have been successful. It would be far more effective to entrust these matters to the responsible discretion of the Company’s management, who are able to address them on a case-by-case basis as the Company continues to explore business opportunities in China within the framework of its overarching mission and values.

The Board of Directors is confident that its management team will continue to act responsibly in its business relationships with China. Accordingly, for the reasons described above, the Board believes that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Preferred Stock, voting together, is required to adopt this proposal.

PROPOSAL FOUR: Proposal Regarding Pay Disparity

Christian Brothers Investment Services, Inc., 90 Park Avenue, New York, New York 10016, the beneficial owner of 586,700 shares of Common Stock, joined by nine other organizations whose names, addresses and stockholdings will be provided by the Company upon request, have advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

WHEREAS, increasingly, shareholders, the government, citizens and public interest groups are greatly concerned about the growth in compensation packages for top executives at certain U.S. corporations. These packages have increased the pay gap between the highest and lowest paid employees and weakened the connection between corporate performance and executive compensation.

•	According to a study by United for a Fair Economy, the disparity between CEO and worker pay has risen to a gap of 282-1, nearly seven times as large as the ratio that prevailed in 1982. The study found that of the 50 companies with the most layoffs in 2001, including Time Warner, median CEO pay also rose (August 2003).

•	A Bloomberg article reported that, of 243 companies with 2002 revenue of $5 billion or more, average annual CEO pay was $12 million a year from 2000-2002. The piece concluded that, “there is little rhyme or reason why one CEO makes more than another.” (August 13, 2003)

The Conference Board’s Public Trust and Private Enterprise Commission report called it a “…perfect storm—a confluence of events in the compensation area that created an environment ripe for abuse.” It continues, “…there is an imbalance between unprecedented levels of executive compensation, with little apparent financial downside risk, and the relationship of this compensation to long-term performance.” (September 17, 2002)

William McDonough, Public Company Accounting Oversight Board Chairman said, “Corporate directors should think long and hard about the compensation of the executives who head the corporations they are sworn to protect,” (Money Magazine, November 11, 2003). He warned that if corporations don’t address executive compensation, Congress may do the job for them (Dow Jones, October 20, 2003).

At Senate hearings, Damon Silvers, AFL-CIO, said executive compensation, “…has grown to a level where it is materially and directly affecting companies’ economic performance…the more common problems involving runaway executive pay are that (1) it is structured to create perverse incentives, (2) it corrodes organizational cultures, and (3) it is a symptom of an unaccountable CEO and a weak board.” (May 20, 2003)

RESOLVED: shareholders request the Board’s Compensation Committee to initiate a review of our company’s executive compensation policies and to make available, upon request, a report of that review by January 1, 2005 (omitting confidential information and processed at a reasonable cost). We request the report include:

(1)	A comparison of the total compensation package of top executives and our company’s lowest paid workers in the United States in July 1994 and July 2004.

(2)	An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

(3)	An evaluation of whether our top executive compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are “excessive” and should be modified.

(4)	An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to “to more reasonable and justifiable levels.”

COMPANY RECOMMENDATION:

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors appreciates the proponents’ concern about the pay gap between the highest and lowest paid employees in the largest U.S. corporations. The Board believes, however, that the Company has adopted an overall compensation system that is appropriate in light of the Company’s need to attract, retain, and motivate talented employees at every level of the organization. Further, the proposal would not be effective in addressing the underlying issue raised by the proponents; indeed, the proposal would be potentially misleading and an inefficient use of the Company’s resources. A nearly identical proposal was presented to stockholders at last year’s annual meeting, where more than 92% of the shares voted at that meeting were voted against the proposal.

The Company’s compensation program for employees at all levels of the organization is based principally upon two factors: market competition and performance. The Company seeks to provide compensation packages to retain and attract employees throughout the organization, in light of what other firms are paying for comparable positions. The Company uses market surveys, among other tools, to determine the appropriate compensation levels in light of the competitive marketplace. The Company also seeks to provide incentives and rewards for performance, through a combination of one or more of the following: merit-based increases in salary, performance-driven cash bonuses, and equity-based awards that align employees’ interests with those of stockholders.

The Company has established a number of specific safeguards to manage executive compensation. First, the Compensation and Human Development Committee, which is composed entirely of independent directors, is responsible for establishing the compensation for the Company’s senior executives. Second, for more than two years, the Committee has retained an independent compensation consultant—who reports directly to the Committee—to provide advice on executive compensation matters. Third, in determining compensation, the Committee considers compensation provided to individuals in similar positions at peer companies. The Committee carefully considers, in consultation with its independent consultant, which companies should be included in those peer groups. Fourth, the Committee has approved a compensation program for senior executives that is tied closely to the performance of the Company’s businesses, including specific financial and other business goals for each executive. Fifth, the Committee also reviews employment agreements and benefits provided to the Company’s senior executives.

Moreover, in 2003, the Company has revised its executive compensation program, including taking steps to address concerns that have been raised about executive compensation in general in the private sector. In January 2003, the Compensation and Human Development Committee adopted a compensation program for senior executives that is less reliant on stock options, and instead provides a more balanced and traditional mix of base salary, performance-based cash bonus, and an equity award (utilizing both options and restricted stock). In addition, in January 2003, the Board of Directors adopted stock ownership and retention guidelines applicable to the Company’s senior executives, which further ensure that management’s interests will be properly aligned with those of the Company’s stockholders. The Board and the Compensation and Human Development Committee will continue to evaluate and, if necessary, modify the policies to make sure that executive compensation is appropriate in light of the competitive marketplace and the Company’s performance.

In the Company’s view, the proposal is misdirected, not only because the Company has already taken appropriate steps to manage compensation in general (and executive compensation in particular), but also because it fails to address the proponents’ underlying concern, which is perceived “excessive” compensation among the executive officers of large U.S. corporations. This is not a company-specific concern, but rather relates to broader trends affecting many companies and industries. Even if the proposal were adopted, it would not affect the underlying fact that the Company needs to pay its employees at a competitive rate, and that the current market environment requires different pay levels for different positions.

Furthermore, the Company believes that the report requested by the proposal would not prove useful to stockholders. First, the Company already presents information about its executive officers’ compensation, its practices, and its compensation philosophy in its annual proxy statement. Second, in light of the Company’s structural changes over the past ten years, the Company also believes that a comparison of compensation over time would not prove feasible or meaningful. The Company is a product of numerous combinations and acquisitions. It is unclear which of the corporate predecessors could or should be included. Third, the proposal does not make clear enough which executives or workers should be included. The proposal does not specify which “top executives” the proponents would have the Committee include and whether to include the Company’s part-time workers or independent contractors among the “lowest-paid workers.” Fourth, and perhaps most fundamentally, the requested comparison would not provide meaningful information about the appropriateness of the Company’s compensation structure, because it would ignore a fundamental and necessary factor in shaping the Company’s compensation system: the competitive environment for talented employees at all levels of the organization. Because the proposal overlooks the difficulties of preparing the requested report and any such report would not provide particularly meaningful information to stockholders, the Company believes that undertaking such a review and report is not an efficient use of its resources.

The Board of Directors believes that the Company responsibly determines appropriate compensation levels for its employees, and that the proposal is not in the best interests of the Company and its stockholders. Therefore, it recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Preferred Stock, voting together, is required to adopt this proposal.

VOTING AT THE ANNUAL MEETING

Voting at the Annual Meeting; Record Date

Only holders of record of the Company’s voting stock at the close of business on March 23, 2004, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:

•	4,383,098,726 shares of Common Stock, par value $.01 per share (“Common Stock”), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting;

•	171,185,826 shares of Series LMCN-V Common Stock, par value $.01 per share, each of which is entitled to 1/100 of a vote on the election of directors; and

•	One share of Series A Mandatorily Convertible Preferred Stock, par value $.10 per share (“Preferred Stock”), which is entitled to 134,245,006 votes on all matters properly submitted at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum.

Required Vote

•	A plurality of the votes duly cast is required for the election of directors.

•	The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Preferred Stock, voting together, is required to approve the other matters to be acted upon at the Annual Meeting.

An abstention is deemed “present,” but is not deemed a “vote cast.” As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker “non-votes” and the shares with respect to which a stockholder abstains are included in determining whether a quorum is present.

Proxies and Voting Procedures

Proxies.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

Voting on Other Matters.    If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting Methods—Internet, Telephone or Mail.    Most stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

Revoking a Proxy.    Any stockholder of record may revoke a proxy at any time before it is voted by:

(i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the prior proxy relating to the same shares; or

(ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Stockholders Sharing the Same Address; Householding

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: 1-866-INFO-TWX, by e-mail to: ir@timewarner.com or by mail to: Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 2003, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Mr. James Barge and Mr. Robert Kimmitt, officers of the Company, paid the tax liability incident to the vesting of restricted shares of Common Stock by having the Company withhold shares of Common Stock that were vesting. This withholding of 4,023 shares of Common Stock in 2003 for Mr. Barge and twice in each of 2002 and 2003 (covering in each case 1,423 shares of Common Stock in 2002 and 1,340 shares of Common Stock in 2003) with respect to Mr. Kimmitt was not reported until February 2004.

OTHER PROCEDURAL MATTERS

Expenses of Solicitation

All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mail, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person, by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $18,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2005 Annual Meeting, stockholder proposals must be received by the Company no later than December 6, 2004, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2005 Annual Meeting, such a proposal must be received by the Company on or after January 20, 2005 but no later than February 19, 2005. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Governance Committee.    If a stockholder wishes the Nominating and Governance Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a proper and timely request as follows:

•	Timing. The stockholder should notify the Nominating and Governance Committee by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected.

•	Information. In notifying the Committee, the stockholder should provide the following information to the Committee:

➢	The name and the address of the stockholder making the submission and the name, address, telephone number and social security number of the candidate to be considered.

➢	The class or series and number of shares of the Company’s stock that are beneficially owned by the stockholder making the submission, a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the candidate to serve as a director of the Company if so elected.

➢	A copy of the candidate’s resume and references.

➢	An analysis of the candidate’s qualifications to serve on the Board of Directors and on each of the Board’s committees in light of the criteria set forth in the By-laws, Corporate Governance Policy, and the Nominating and Governance Committee’s Policy Statement Regarding Director Nominations (including all regulatory requirements incorporated by references therein).

•	Address. The foregoing information should be submitted to the Nominating and Governance Committee through the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, NY 10019-8016.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by giving timely written notice to the Company containing required information. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•	Annual Stockholders Meetings. For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of the special meeting is first publicly announced.

•	Special Stockholders Meetings. For elections that are going to take place at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•	Other Circumstances. Additionally, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

•	Information. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the Board of Directors.

Address.    All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s Independent Directors have approved a process for stockholders to communicate with directors. Pursuant to that process, stockholders, employees and others interested in communicating with the Chairman and CEO should write to the address below:

Richard D. Parsons

Chairman and CEO

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Those interested in communicating directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Addressee]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

General

The Board of Directors does not currently know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

    Secretary

April 1, 2004

APPENDIX A

TIME WARNER INC.

CHARTER

AUDIT AND FINANCE COMMITTEE

The Board of Directors of Time Warner Inc. (the “Corporation”; “Company” refers to the Corporation and its consolidated subsidiaries) has adopted this charter for its Audit and Finance Committee (the “Committee”). This charter is intended to supplement the provisions in the Corporation’s By-laws pertaining to the Committee.

Composition

Number and Qualifications. The Committee shall have at least three members. Each Director who serves on the Committee must be affirmatively determined by the Board to satisfy the requirements established by the Corporation’s By-laws and Corporate Governance Policy, as well as by the New York Stock Exchange, to be considered an “independent” member of the Board. In addition, the Board of Directors must determine that each member of the Committee satisfies the requirements governing independence of audit committee members established by the New York Stock Exchange and Securities and Exchange Commission (the “SEC”), including those issued pursuant to Rule 10A-3 of the Securities Exchange Act of 1934.

In addition to satisfying the foregoing independence requirements, each member of the Committee must be financially literate, and at least one member of the Committee must have accounting or related financial management expertise and satisfy the criteria to be a financial expert under the rules and regulations of the SEC, as those qualifications are interpreted by the Corporation’s Board of Directors.

No Committee member shall serve on the audit committees of more than two other public companies at the same time as he or she serves on this Committee, unless the Board specifically determines that it would not impair the ability of an existing or prospective Committee member to serve effectively on the Committee. Further, each prospective Committee member shall evaluate carefully the existing demands on his or her time before accepting appointment to the Committee.

Appointment. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, shall elect the chairman and other members of the Committee on an annual basis, generally at the first meeting of the Board of Directors following the Corporation’s annual stockholders meeting.

Rotation and Removal. The Committee chairmanship shall be rotated periodically. To assure familiarity with the issues facing the Committee, the chairman should generally have served at least one year on the Committee prior to becoming chairman.

The Board of Directors may, pursuant to the By-laws, remove a member of the Committee, or replace the chairman, provided that the Board must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

Purpose

The Committee’s purpose is to assist the Board in fulfilling its responsibilities to the shareholders, potential shareholders, and investment community, by assisting in the Board’s oversight of: the quality and integrity of the Corporation’s financial statements and accounting practices, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal auditors, internal audit function, and independent auditor. The Committee also provides assistance to the Board by performing certain functions in connection with reports of material violations of securities laws, material breaches of fiduciary duties, and similar violations by the Company, and investigations related to such reports. Further, the Committee shall produce the Committee’s report to be included in the Corporation’s annual proxy statement.

Responsibilities

While the fundamental responsibility for the Corporation’s financial statements rests with management and the Independent Auditor, and while the Internal and Independent Auditor are responsible for conducting audits, the Committee shall have the following authority and responsibilities:

Independent Auditor

Appointment and Oversight. The Committee is responsible for the appointment, compensation, retention, and oversight of any registered accounting firm engaged for the purpose of preparing or issuing an audit report and performing other audit, review, or attest services for the Corporation (the “Independent Auditor” or “firm”). The Independent Auditor shall report directly to the Committee. The Committee shall have a clear understanding with the Independent Auditor that the firm is ultimately accountable to the Committee, as the shareholders’ representative.

Evaluation. The Committee shall, no less than annually (including at the time it appoints the Independent Auditor), evaluate the Independent Auditor’s qualifications, performance, and independence. This evaluation shall include the review and evaluation of the lead partner of the Independent Auditor firm. In making its evaluation, the Committee shall take into account the opinions of management and the Corporation’s Internal Auditor. The Committee shall report its findings to the Board.

Annual Report on Quality Control and Independence. The Committee shall receive and review, at least annually, a report from the Independent Auditor relating to the firm’s independence and quality of its internal controls. This report shall describe (i) the Independent Auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent peer review or internal quality-control review of the firm, (iii) any material issues raised by any governmental or professional authority in any inquiry or investigation, within the preceding five years, regarding any independent audit carried out by the firm, and (iv) any steps taken to deal with any issues raised in connection with clauses (ii) through (iii) above. Further, to assist the Committee in assessing the firm’s independence, the report shall describe all relationships between the Independent Auditor and the Company (including any significant fees for any anticipated non-audit services), including those required by Independence Standards Board Standard No. 1, Independence Discussions with Committees.

Firm and Partner Rotation. The Committee shall consider, at least annually, whether the Corporation should have a policy requiring a regular rotation of the Independent Auditor and report its findings to the Board. The Committee shall also establish a policy regarding the rotation of the lead partner and concurring and reviewing partners in accordance with applicable SEC regulations. Further, the Committee may establish a policy regarding the rotation of the partners of the Independent Auditor who are responsible for each of the Company’s major business units.

Hiring Policy. The Committee shall also establish a policy regarding the Company’s hiring of current or former employees of the Independent Auditor.

Independent Auditor Plan. The Committee shall review with the Independent Auditor and management the plan and scope of the Independent Auditor’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and the Independent Auditor’s compensation. The Committee or subcommittee thereof shall also pre-approve audit, non-audit, and any other services to be provided by the Independent Auditor in accordance with such policies as may, from time to time, be adopted by the Committee.

Audit Reports and Reviews. The Committee shall, in consultation with management and the Independent Auditor, review the results of the annual financial audit and limited quarterly reviews of the Company’s financial statements, significant findings thereof, and any other matters required to be communicated by the independent auditors under Generally Accepted Auditing Standards, including, if applicable, the Independent Auditor’s summary of any significant accounting, auditing and internal control issues, along with questions, comments and recommendations and management’s corrective action plans, if applicable (i.e., the management or internal control letter).

In conjunction with its annual audit and its limited quarterly reviews of the Company’s financial statements, the Independent Auditor will review with the Committee any problems or difficulties the Independent Auditor encountered in the course of its work, including any restrictions on the scope of the firm’s activities, its access to information, or any significant disagreements with management and management’s responses to such matters. Management shall notify the Committee when it seeks a second opinion on a significant accounting issue. The Committee shall be responsible for the resolution of any disagreements between management and the Independent Auditor regarding financial reporting.

Internal Audit

Internal Auditor. The Company’s internal audit function shall be managed by an Internal Auditor who shall report directly to the Committee. The Committee shall have the sole authority to hire and terminate the employment of the Internal Auditor. The Internal Auditor shall otherwise report for administrative purposes to the Chief Financial Officer.

Internal Audit Plan, and Reports. The Committee shall review and approve, at least annually, an Internal Audit Plan. The Committee shall also receive regular reports from the Internal Auditor regarding the results of the internal audits. The Committee shall also discuss with the Internal Auditor, at least annually, the responsibilities, budget, and staffing of the Company’s internal audit function.

Financial Statements

Form 10-K. The Committee shall review, in consultation with management and the Independent Auditor, the Corporation’s annual financial statements, the Independent Auditor’s report, and the Corporation’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) to be contained in the annual report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K) prior to the filing of the Form 10-K with the SEC. The Committee shall be responsible for providing the Board with a recommendation as to the inclusion of the Corporation’s financial statements in the Form 10-K.

Form 10-Q. The Committee shall review, in consultation with management and the Independent Auditor, the Corporation’s interim financial statements and, prior to filing each of the Company’s Quarterly Reports on Form 10-Q with the SEC, discuss the results of the period covered by the Report on Form 10-Q.

Scope of Review. In reviewing the Corporation’s Forms 10-Q and 10-K, the Committee shall review with management and the Independent Auditor:

•	the certifications required to be made by management in relation to the filings, including regarding any significant deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s system of internal control;

•	major issues regarding the presentation of, and the clarity of the disclosure in, the Corporation’s financial statements;

•	major issues regarding the Corporation’s accounting principles, including (i) significant changes in the Company’s selection or application of its accounting principles, (ii) material questions of choice with respect to the appropriate accounting principles and practices used and to be used in the preparation of the Company’s financial statements, including judgments about the quality, not just acceptability, of accounting principles, and (iii) the reasonableness of those significant judgments;

•	significant regulatory and accounting initiatives, including material changes in, or adoptions of, accounting principles and disclosure practices and standards;

•	the effect of off-balance sheet structures on the Corporation’s financial statements;

•	any analyses prepared by management or the Independent Auditor regarding the foregoing matters; and

•	other communications regarding the results of the Independent Auditor’s audit or review, including any other matters required to be communicated to the Committee by the Independent Auditor under Generally Accepted Auditing Standards.

Earnings Releases and Guidance

Review of Releases. The Committee (or Committee chairman) shall discuss with management and the Independent Auditor each of the Corporation’s earnings releases prior to its issuance.

Periodic Review. In addition, the Committee shall periodically review and discuss with management and the Independent Auditor the type of presentation and information to be included in the Corporation’s earnings press releases (including, but not limited to, the use of “pro forma” and “adjusted non-GAAP information”), and earnings guidance provided to analysts and rating agencies.

Finance Matters

Review of Financial Structure. The Committee shall review and make recommendations to the Board concerning the financial structure, condition and strategy of the Company, including with respect to annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance and/or repurchase of stock.

Approval of Other Matters. The Committee shall also have the authority to approve certain transactions and other matters that are consistent with guidelines that may be established from time to time by the Board.

Compliance, Internal Controls & Risk Management

Compliance Program. The Committee shall be responsible for reviewing and recommending the Corporation’s Standards of Business Conduct for approval by the Board of Directors. The Committee shall oversee the Company’s compliance program and receive regular reports from the Chief Compliance Officer on any significant compliance findings and recommendations. The Committee shall also establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Regulatory Action and Investigations. Unless otherwise determined by the Board, the Committee (i) shall have the authority to oversee the Corporation’s response to regulatory actions, including investigations, involving financial, accounting, and internal control matters, and (ii) may investigate any matter within the scope of its responsibilities that it determines appropriate.

Internal Control. The Committee shall review major issues as to the adequacy of the Company’s internal controls and any audit steps taken in light of material control deficiencies.

Risk Assessment. The Committee shall discuss the Company’s major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In fulfilling this responsibility, the Committee shall, no less than annually, receive a report from management regarding the manner in which the Company is assessing and managing the Company’s exposure to financial and other risks.

Qualified Legal Compliance Committee. The Board has designated the Committee as a qualified legal compliance committee. As such, it is the Committee’s responsibility to conduct or direct appropriate investigations of potential material violations reported to it of securities laws, material breaches of fiduciary duties, and similar violations by the Company, to retain appropriate experts as it deems advisable, and to report and make recommendations to the Company’s chief legal officer, chief executive officer and the full Board regarding such reported violations, in accord with SEC rules. In performing its functions, the Committee will endeavor to facilitate free and open communication between the directors, the Independent Auditor, the Internal Auditor and the management of the Company, and to encourage attorneys and others aware of these potential violations to report them. The Committee’s policies and procedures should remain flexible in order to best assist the Board in fulfilling its oversight responsibilities. (A further description of the Committee’s role, authority, and processes as the qualified legal compliance committee is set forth at Annex A hereto.)

Committee Operations

Meeting Schedule. The Committee shall approve its schedule of meetings and shall meet at least six times per year. The Committee may also hold additional meetings at the direction of the Committee Chairman or at the request of any other Committee member. The Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

Agenda and Materials. The Committee Chairman shall approve the agenda for the Committee’s meetings, and any member may suggest items for the Committee’s consideration. Briefing materials shall be provided to the Committee as far in advance of a meeting as practicable.

Attendance at Meetings. The Committee, at the discretion of the Committee Chairman, may invite members of management to attend the Committee’s meetings. All outside Directors who are not Committee members shall be invited to attend Committee meetings, provided that: (i) the Committee shall meet without such other Directors during executive session, (ii) the Committee Chairman may ask non-Committee members to leave the meeting at any time, and (iii) such non-Committee members may not vote on any actions considered by Committee.

Executive Sessions. The Committee shall hold an executive session at each regularly scheduled meeting. During the executive sessions, no non-Committee member shall be present. As part of these executive sessions, the Committee shall meet separately and privately with each of the following (i) management, (ii) the Internal Auditor, and (iii) representatives of the Independent Auditor.

Voting. A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

Reporting to the Board. At the Board of Directors meeting following each Committee meeting, the Committee Chairman (or the Chairman’s designee) shall report to the full Board on the Committee’s actions and recommendations. Among other things, these reports shall address any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Independent Auditor, and the performance of the internal audit function.

Committee Resources

To assist the Committee in fulfilling its responsibilities, (i) each Committee member shall have full access to any member of management, the Internal Auditor, and the Independent Auditor and (ii) the Committee may retain independent consultants, counsel, and other advisors as it determines necessary to carry out its duties. The Committee will have sole authority and responsibility for hiring, approving the fees and retention terms for, and terminating the services of, such advisors.

The Corporation will provide appropriate funding, as determined by the Committee, for payment of the fees of the Independent Auditor, the administrative expenses of the Committee, and any advisors that the Committee may employ in carrying out its duties.

Performance Evaluation

The Committee shall conduct an evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness. As part of this evaluation, the Committee shall also review the Committee’s charter. The Committee shall, as appropriate, make recommendations to management, the Nominating and Governance Committee, or the full Board as a result of its performance evaluation and review of its charter.

ANNEX A

Qualified Legal Compliance Committee

•	The Audit and Finance Committee shall serve as the qualified legal compliance committee (the “QLCC”) for the Company under Section 307 of the Sarbanes-Oxley Act of 2002 (the “Act”) and Part 205 of the Rules of Practice of the SEC. The Chairman of the Committee shall call a meeting of the QLCC whenever circumstances warrant. Terms used in this part of the Committee’s charter shall have the meaning ascribed in the Act and the SEC’s rules.

•	In its capacity as the QLCC, the Committee shall operate by majority vote and shall have the authority and responsibility—

I.	To adopt written procedures for the confidential receipt, retention and consideration of any report of a material violation of federal or state securities laws, material breach of fiduciary duty or similar material violations of any U.S. federal or State law by the Company or any officer, director, employee or agent of the Company;

II.	To inform the Company’s chief legal officer and chief executive officer of any report of evidence of a material violation (except where the QLCC reasonably believes that it would be futile to do so);

III.	To determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate, to:

A.	Notify the full Board of Directors;

B.	Initiate an investigation, which may be conducted either by the chief legal officer or by outside attorneys, at the Company’s expense; and

C.	Retain such additional expert personnel, at the Company’s expense, as the QLCC deems necessary; and

IV.	At the conclusion of any such investigation, to:

A.	Recommend that the Company implement an appropriate response to evidence of material violation;

B.	Inform the chief legal officer and the chief executive officer and the Board of Directors of the results of any such investigation and the appropriate remedial measures that it recommends to be adopted; and

C.	Take all other appropriate action, including having the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the QLCC has recommended the Company to take.

DIRECTIONS TO WARNER BROS. STUDIO – BURBANK, CALIFORNIA

FROM BEVERLY HILLS/ CENTURY CITY:	FROM BURBANK-GLENDALE- PASADENA AIRPORT:
Beverly Drive (North) to Coldwater Canyon. North on Coldwater to the 101 Ventura Fwy East, to the 134 Ventura Fwy East, off at Pass Avenue. Go South (right) on Pass to Riverside Dr. Turn Left onto Riverside Drive to Hollywood Way. Turn right, proceed across Olive Avenue to Gate 4.	Hollywood Way South to Olive Avenue. Proceed across Olive Avenue into Gate 4.

FROM LOS ANGELES INTERNATIONAL AIRPORT:	FROM DOWNTOWN LOS ANGELES:
Century Blvd. East to the 405 San Diego Fwy. North. To the 101 Ventura Fwy. East (towards Los Angeles). To the 134 Ventura Fwy. East. Exit at Pass Avenue. Go South (right) on Pass to Riverside Dr. Turn Left onto Riverside Drive to Hollywood Way. Turn right, proceed across Olive Avenue to Gate 4.	101 Hollywood Fwy. North to Barham Blvd. Exit Barham (this is Cahuenga East). Turn right on Barham Blvd. At bottom of hill go straight. The street name becomes Olive. Go around Studio to Hollywood Way. Turn right into Gate 4.

LIMITED PARKING WILL BE AVAILABLE

TWX-PS-04

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting on May 21, 2004

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 21, 2004, and any adjournment thereof, and to vote on the matters indicated all the shares of Common Stock which the undersigned would be entitled to vote if personally present. This card shall also serve, if applicable, as a voting instruction to EquiServe, as exchange agent, to vote on the matters indicated with respect to shares of Common Stock that the undersigned is entitled to receive upon exchange by the undersigned of certificates formerly representing shares of common stock of America Online, Inc. or Historic TW Inc. (formerly named Time Warner Inc.) as a result of their merger.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope or submit your proxy by telephone or the Internet.

Continued and to be signed on reverse side

TIME WARNER INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-By-Internet or	Vote-By-Telephone

Log on to the Internet and go to	Call toll-free
http://www.eproxyvote.com/twx	1-877-PRX-VOTE (1-877-779-8683)
by midnight (eastern time) on May 20, 2004	by midnight (eastern time) on May 20, 2004

If you vote over the Internet or by telephone, please do not mail your card.

THANK YOU FOR VOTING.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposal 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposal 2.

1.	Election of Directors.

Nominees: (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06) Miles R. Gilburne, (07) Carla A. Hills, (08) Reuben Mark, (09) Michael A. Miles, (10) Kenneth J. Novack, (11) Richard D. Parsons, (12) R.E. Turner and (13) Francis T. Vincent, Jr.

	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐

☐ For all nominees except as noted above.

2.	Ratification of Auditors.		FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST proposals 3 and 4.

3.	Stockholder proposal regarding China business principles.		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Stockholder proposal regarding report on pay disparity.		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, upon such other matters as may properly come before the Meeting.

***If you wish to submit your proxy by telephone or Internet, see the instructions above.***

MEETING ATTENDANCE

Please mark this box to register to
attend the Meeting. ☐

ADDRESS CHANGE

Please mark this box if you have
indicated an address change. ☐

Signature                                          Date:                                  Signature                                          Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign and date this Proxy and return it promptly using the enclosed reply envelope.

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting on May 21, 2004

The undersigned hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 21, 2004, and any adjournment thereof, and to vote on the matters indicated all the shares of Series LMCN-V Common Stock which the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.

Name of Holder	Number of Shares

The Time Warner Inc. Board of Directors recommends a vote FOR all nominees in item 1.

1.	Election of Directors for terms expiring in 2005—James L. Barksdale, Stephen F. Bollenbach, Stephen M. Case, Frank J. Caufield, Robert C. Clark, Miles R. Gilburne, Carla A. Hills, Reuben Mark, Michael A. Miles, Kenneth J. Novack, Richard D. Parsons, R. E. Turner and Francis T. Vincent, Jr., nominees.

FOR ☐	WITHHELD ☐

☐	FOR, except vote withheld from the following nominee(s):

2.	In their discretion, upon such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting.        ☐

Signature(s)

	Note: Please sign exactly as name	Date
appears hereon. When signing
as attorney, officer, administrator
or trustee, please give full title
as such.

PROXY

TIME WARNER INC.

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting on May 21, 2004

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Patricia Fili-Krushel and Wayne H. Pace, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Friday, May 21, 2004, and any adjournment thereof, and to vote on the matters indicated all the shares of Series A Mandatorily Convertible Preferred Stock which the undersigned would be entitled to vote if personally present.

Please mark, sign and date this Proxy Card below and return it promptly using the enclosed reply envelope.

TWE Holdings II Trust	1
Name of Holder	Number of Shares

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposal 2 and AGAINST proposals 3 and 4.

The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposal 2.

1.	Election of Directors.

Nominees: (01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06) Miles R. Gilburne, (07) Carla A. Hills, (08) Reuben Mark, (09) Michael A. Miles, (10) Kenneth J. Novack, (11) Richard D. Parsons, (12) R.E. Turner and (13) Francis T. Vincent, Jr.

	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐
	(except as marked	to vote for all
	to the contrary)	nominees

☐ For, except vote withheld from the following nominee(s):

2.	Ratification of Auditors.		FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST proposals 3 and 4.

3.	Stockholder proposal regarding China business principles.		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Stockholder proposal regarding report on pay disparity.		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, upon such other matters as may properly come before the meeting.

MEETING ATTENDANCE

Please mark this box to register to
attend the Meeting. ☐

Signature                                                           Signature                                                      Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

You may send your voting instructions to the Trustee over the telephone, on the Internet or by mail, as follows:

•	By telephone: dial 1-800-597-7657 from a touch tone phone in the United States, Canada or Puerto Rico, 24 hours a day, 7 days a week. There is NO CHARGE to you for this call. Follow the prompts.

•	By Internet: visit the website at www.401kproxy.com and follow the instructions.

•	By mail: complete and return the instruction card set out below.

You must provide instructions to the Trustee by May 18, 2004 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 5:00 p.m. (eastern time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by May 18, 2004. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plans and described on the reverse side of the card.

please fold and detach card at perforation before mailing

SUBMIT YOUR INSTRUCTIONS BY TELEPHONE OR INTERNET

QUICK****    EASY****    IMMEDIATE

INTERNET VOTING:    www.401kproxy.com

TOUCH TONE TELEPHONE VOTING:    1-800-597-7657

TIME WARNER SAVINGS PLAN

TIME WARNER THRIFT PLAN

TWC SAVINGS PLAN

BOOKSPAN SAVINGS PLAN

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting on May 21, 2004.

Under the provisions of the Trusts relating to these Plans, Fidelity Management Trust Company (“Fidelity”), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under those Plans (an “interest”) is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 21, 2004. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 p.m. (eastern time) on May 18, 2004, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).

Date
(CONTINUED ON REVERSE SIDE)

Signature(s)

This instruction card must be signed exactly as name appears hereon.

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 21, 2004, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under each of the Plans.

1.	Election of Directors for terms expiring in 2005—(01) James L. Barksdale, (02) Stephen F. Bollenbach, (03) Stephen M. Case, (04) Frank J. Caufield, (05) Robert C. Clark, (06) Miles R. Gilburne, (07) Carla A. Hills, (08) Reuben Mark, (09) Michael A. Miles, (10) Kenneth J. Novack, (11) Richard D. Parsons, (12) R.E. Turner and (13) Francis T. Vincent, Jr., nominees.

FOR	☐	WITHHELD	☐

☐	FOR, except vote withheld from the following nominee(s):

2.	Ratification of Auditors.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	Stockholder proposal regarding China business principles.

FOR	☐	AGAINST	☐	ABSTAIN	☐

4.	Stockholder proposal regarding report on pay disparity.

FOR	☐	AGAINST	☐	ABSTAIN	☐

5.	To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box to register to attend the meeting.        ☐

PLEASE SIGN AND DATE ON REVERSE SIDE